Exhibit 10.32

STOCK PURCHASE AGREEMENT

dated as of November 5, 2015

by and among

INVESTMENT TECHNOLOGY GROUP, INC.,

ITG GLOBAL TRADING INCORPORATED,

ITG SOLUTIONS NETWORK, INC.,

ITG INVESTMENT RESEARCH, INC.,

KRATOS U.S., INC.

and

KRATOS ENERGY RESEARCH CANADA INC.

i

Section 13.15	Interest	80
Section 13.16	Disclosure Letters and Exhibits	80
Section 13.17	Counterparts	81
Section 13.18	Non-Recourse	81
Section 13.19	Section Privilege	81

EXHIBITS

Exhibit A	Form of Exclusive Distribution Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Combined Statement of Stockholders Equity
Exhibit D	Equity Commitment Letter
Exhibit E	Reorganization Steps
Exhibit F	Limited Guarantee
Exhibit G	Accounting Principles

This STOCK PURCHASE AGREEMENT, dated as of November 5, 2015 (the “Agreement Date”), is made by and between Investment Technology Group, Inc., a Delaware corporation (“Seller Parent”), ITG Global Trading Incorporated, a Delaware corporation and a wholly owned subsidiary of Seller Parent (“Global Trading”), ITG Solutions Network, Inc., a Delaware corporation and a wholly owned subsidiary of Seller Parent (“Solutions Network” and, together with Global Trading, the “Sellers”), ITG Investment Research, Inc., a Delaware corporation and a wholly owned subsidiary of Solutions Network (“Investment Research” and, together with Sellers and Seller Parent, the “Seller Parties”), Kratos U.S., Inc., a Delaware corporation (“U.S. Buyer”) and Kratos Energy Research Canada Inc., a corporation organized under the laws of British Columbia (“Canadian Buyer” and together with U.S. Buyer, “Buyer”).

PRELIMINARY STATEMENTS

A.                                    The Sellers own, directly or indirectly, all of the issued and outstanding equity interests (the “Company Equity Interests”) of (i) ITG Investment Research ULC, an Alberta unlimited liability company (the “Canadian Company”), and (ii) Recharge, Inc., a Delaware corporation (the “Delaware NewCo”, and each, a “Company” and together, the “Companies”).

B.                                    Seller Parent and certain of its Subsidiaries (including the Canadian Company and Investment Research) are engaged in the business of producing, selling and licensing oil-and-gas research, products, information and data services and oil-and-gas midstream or services research products, information and data services, and in connection therewith, obtaining and analyzing data and other information related to the oil and gas sector, issuers, plays or regions, and creating analytical models and corresponding databases, including as conducted by such parties under the name ITG Energy Research (collectively, the “Business”).

C.                                    Prior to the Closing, Investment Research shall transfer to the Delaware NewCo, the Acquired Assets and the Assumed Liabilities held by it and the Delaware Newco shall acquire and assume the same, as set forth in Exhibit E hereto (together with the other transactions set forth in Exhibit E, the “Reorganization”), in each case upon the terms and subject to the conditions set forth in this Agreement.

D.                                    At the Closing, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Company Equity Interests, upon the terms and subject to the conditions set forth in this Agreement.

E.                                     At the Closing, the Companies, Parent and Investment Research (after giving effect to the Reorganization) desire to enter into the Exclusive Distribution Agreement in the form set forth in Exhibit A (the “Exclusive Distribution Agreement”) and the Transition Services Agreement in the form set forth in Exhibit B (the “Transition Services Agreement”).

F.                                      Concurrently with the execution of this Agreement, and as a condition and inducement to each Seller Party’s willingness to enter into this Agreement, certain investment funds affiliated with Buyer have duly executed and delivered to Seller Parent a limited guarantee, dated as of the date of this Agreement, in favor of the Seller Parent (the “Limited Guarantee”) in the form attached hereto as Exhibit F.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Certain Defined Terms.  For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Accounting Principles” shall have meaning set forth in Exhibit G.

“Acquired Assets” means all of the Seller Parties’ and their respective Affiliates’ (other than the Canadian Company) respective rights, title and interests in, to and under (a) the Acquired Contracts, (b) the Acquired Intellectual Property and (c) all other assets, rights and properties of every character, now existing or hereafter acquired, which are Related to the Business (including the Business as a going concern).

“Acquired Contracts” means all contracts to which any Seller Party or its Affiliates is a party that is Related to the Business, including the contracts listed in Section 1.01(a) of the Seller Disclosure Letter, other than any (a) Overlap Contract and (b) any contract listed on Section 1.01(b) of the Seller Disclosure Letter.

“Acquired Intellectual Property” means all of the Seller Parties’ and their respective Affiliates’ rights, title and interests in, to or under any Intellectual Property which is Related to the Business, including know-how, designs, formulae, algorithms, procedures and other methods, which are used exclusively in producing the Business’ research, including, in connection therewith, obtaining and analyzing data and other information related to the oil and gas sector, issuers, plays or regions, and creating analytical models and corresponding databases, but, for the avoidance of doubt, excluding the Seller Names and Seller Marks.

“Action” means any action, suit, arbitration, proceeding, claim (including any cross-claim or counterclaim), charge, demand, litigation, complaint, audit, inquiry or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, (a) no Seller shall be deemed an Affiliate of Buyer, or, after the Closing, of the Companies and (b) after the Closing, Buyer shall be deemed an Affiliate of the Companies.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, consolidated, combined, unitary or other group for Tax purposes.

“Agreement” means this Stock Purchase Agreement, including the Seller Disclosure Letter, the Buyer Disclosure Letter and the Exhibits, and any amendments to such agreement made in accordance with Section 13.09.

“Assumed Liabilities” shall mean solely and exclusively the Liabilities of the Business arising under the Acquired Assets, whether arising on, before or after the Closing, other than any Excluded Liability.

“Bankruptcy and Equity Exception” means the effect on enforceability of any contract of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employees” means (a) the employees of the Canadian Company (the “Canadian Business Employees”), and (b) Peter K. Bokach and Caitlyn R. McCrimmon.

“Buyer Disclosure Letter” means the disclosure letter dated as of the Agreement Date and delivered by Buyer to the Seller Parties, and which forms a part of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties made in Section 5.01 (Incorporation and Authority of Buyer), Section 5.05 (Securities Matters) and Section 5.07 (Brokers).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Canadian Business Employees” has the meaning set forth in the definition of “Business Employees”.

“Cash Customer Overlap Contract” means all cash only paying customer Overlap Contracts.

“Closing Amount” means (a) $120,500,000, minus (b) the Indebtedness Amount, plus (c) the Net Equity Adjustment Amount (if a positive number), minus (d) the absolute value of the Net Equity Adjustment Amount (if a negative number).

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, as set forth in Article X.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies” and “Company” has the respective meanings set forth in the Preliminary Statements hereto; provided, that the term “Companies” shall (and references to assets of the Companies shall), for all periods prior to the consummation of the Reorganization, include Investment Research (and its assets) for all purposes hereof but solely to the extent relating to the ownership or operation of the Acquired Assets or operation of the Business.

“Company Intellectual Property” means (a) the Registered IP and (b) all other Intellectual Property other than the Registered IP, in each case, that is owned by any Company, excluding for the avoidance of doubt, the Seller Names and Seller Marks.

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 15, 2015, by and between Warburg Pincus LLC and Seller Parent, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization, permission or waiver, grant, exemption, licenses, registration, declaration, or similar action of any Person.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Bonus Amounts” means (i) the amounts addressed in Item 3(a) and, to the extent vesting of cash-settled Seller Parent equity awards is accelerated to the date on or prior to Closing and results in cash settlement payments becoming payable by the Companies as of the Closing Date, Item 3(b) of Section 6.01 of the Seller Disclosure Letter and (ii) the amounts to be paid after the Closing to the extent provided in the first sentence of Section 8.01(b) of this Agreement and in accordance with the second sentence of such Section 8.01(b).

“Data Security Requirements” means, collectively, all of the following to the extent relating to any personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements:  (a) any Company’s or Seller Party’s or, as applicable, any of their respective Affiliates, own rules, policies, and procedures (whether physical or technical in nature, or otherwise); (b) all applicable Laws; and (c) Acquired Contracts or any other contracts into which any Company or Seller Party or, as applicable, any of their respective Affiliates, has entered or by which it is otherwise bound, in the case of each of clauses (a) — (c) in connection with the conduct of the Business.

“Effective Time” means 12:01 a.m. (New York time) on the Closing Date.

“Employee Plans” means (a) all employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) all fringe benefit, supplemental unemployment benefit, retirement, profit sharing, welfare benefit, bonus, stock option, stock purchase, phantom stock, restricted stock, equity or equity-based, incentive, supplemental retirement, deferred compensation, retiree health, health medical, dental, disability, life insurance, severance, Code Section 125 flexible benefit, or vacation and similar plans, programs, arrangements, practices or agreements and (c) each other material benefit or compensation plan, program, policy or contract, in each case of the forgoing clauses (a) through (c). pursuant to which any of the Companies (or any Seller Party or any of their Affiliates with respect to the Business Employees) or any of their Affiliates have any Liabilities or with respect to which any of the Companies will following the Closing have any Liabilities, other than (i) governmental plans or arrangements (including governmental plans or arrangements that constitute severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) and (ii) individual agreements with Business Employees located outside of the U.S.

“Environmental Law” means any applicable Law or other legal requirements in effect as of the Agreement Date concerning (a) protection of the environment or (b) the exposure to, the handling, use, management, transportation, storage disposal or Release of Hazardous Materials.

“Environmental Permit” means any Permit required by Environmental Law and/or necessary to, or required in connection with, the operation of the Business as of the Agreement Date.

“Equity Amount” means the combined adjusted stockholders equity of the Companies (after giving effect to the Reorganization), as defined in, and determined in accordance with, the Accounting Principles and the sample calculation set forth in Exhibit C and excluding all non-current and non-operating assets, and all tax items relating to the Covered Bonus Amounts, as of 11:59 p.m. on the date immediately preceding the Closing Date (and, notwithstanding the fact that bonuses are declared and paid on the Closing Date by the Companies to Business Employees, such calculation of the “Equity Amount” shall include an adjustment in respect of any bonuses and cash settled equity awards declared and paid on the Closing Date by the Companies to Business Employees as contemplated by (and, after taking into account prior bonus payments and cash settled equity awards, up to the amounts specified in) Item 3(a) and, to the extent vesting of cash-settled Seller Parent equity awards is accelerated to the date on or prior to Closing and results in cash settlement payments becoming payable by the Companies as of the Closing Date, Item 3(b) of Section 6.01 of the Seller Disclosure Letter).  A sample calculation of the combined adjusted stockholders equity of the Companies (after giving effect to the Reorganization) is set forth in Exhibit C hereto, provided that in the event of any conflict between the Accounting Principles and the sample calculation set forth in Exhibit C, Exhibit C shall govern.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means with respect to any Person, any entity at any relevant time required to be aggregated with such Person under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Liability” means any Liability that is not expressly an Assumed Liability in accordance with the terms hereof. For the avoidance of doubt, Excluded Liability shall (a) include any (i) Unpaid Transaction Expenses and (ii) Liabilities (A) transferred or otherwise assumed by the Canadian Company in connection with the Reorganization and/or (B) arising in connection with or as a result of the transfer of any rights, properties or other assets from the Canadian Company in connection with the Reorganization, but, subject to the Seller

Parties and their respective Affiliates compliance with the first sentence of Section 4.17 and its obligations under Section 6.08, (b) not include any other Liabilities of the Canadian Company.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Authority” means any federal, state, provincial, county, municipal, foreign, local or supra-national government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means any substance, element, compound, chemical, mixture, pollutant, waste, material or other substance that is defined or regulated as “hazardous”, “toxic”, “dangerous”, a “pollutant”, a “contaminant” or words of similar effect under any applicable Environmental Law (or the release of which is regulated under Environmental Laws), including asbestos, polychlorinated biphenyls, radioactive materials, petroleum and petroleum by-products and distillates.

“Indebtedness” means, all indebtedness and other Liabilities (a) for borrowed money, whether or not contingent, including accrued but unpaid interest thereon and all obligations for principal, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder, excluding (for the avoidance of doubt) trade accounts payable of the Business, (b) for the deferred purchase price of property or service, (c) evidenced by notes, bonds, debentures or other similar instruments or debt securities, including, in each case, accrued but unpaid interest thereon, (d) that are required to be recorded as capitalized leases in accordance with GAAP, (e) in respect of any interest rate, currency, swap or other hedging agreements to the extent related to the Companies, the Business, the Acquired Assets or the Assumed Liabilities, (f) in respect of letters of credit, bank guarantees, bankers’ acceptances and other similar instruments that are related to the Companies, the Business, the Acquired Assets or the Assumed Liabilities (but only to the extent drawn upon), and (g) Indebtedness of another Person (as described in clauses (a) through (g)) directly or indirectly in any manner guaranteed by the applicable Person.

“Indebtedness Amount” means, without duplication, determined in accordance with the Accounting Principles, the Indebtedness of the Companies on a consolidated basis as of 11:59 p.m. on the day preceding the Closing Date (and after giving effect to the Reorganization).

“Intellectual Property” means all all right, title and interest in and to, or arising under Law with respect to, the following intellectual property and similar rights:  (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, revision, reexamination, divisional, extension, provisional, continuation, or continuation-in-part applications, (b) copyrights, copyrightable works and other works of authorship, moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, (c) Trade Secrets, (d) Trademarks and (e) other intellectual property and proprietary rights.

“Interest Rate” means the rate of interest per annum equal to the rate of interest published from time to time by the Wall Street Journal as the prime rate at the large U.S. money center banks.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” means the knowledge of the Persons listed in Section 1.01(b) of the Buyer Disclosure Letter.

“Knowledge of Seller” means the knowledge of the Persons listed in Section 1.01(c) of the Seller Disclosure Letter.

“Law” means any federal, national, supra-national, state, provincial, county, municipal, local, administrative or foreign law, statute, constitution, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) enacted, promulgated or issued by any Government Authority.

“Liability” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether primary or secondary, direct or indirect, absolute or contingent, accrued or fixed, known or unknown, matured or unmatured, liquidated or unliquidated, determined or determinable or due or to become due) of every kind and description, including, in each case, all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, easement, hypothecation, security interest, encumbrance, claim, lien, charge or similar restriction of any kind or nature.

“Losses” means all losses, damages, costs, charges, obligations, settlement payments, awards, judgments, fines, penalties, Taxes, diminution in value, expenses and Liabilities actually suffered or incurred (including reasonable attorneys’ fees).

“Material Adverse Effect” means any change, development, circumstance, or effect that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the Companies, the Business, assets of the Companies (including the Acquired Assets), Assumed Liabilities, or the financial condition or results of operations of the Business, taken as a whole or (2) prevents or would reasonably be expected to prevent the Seller Parties from timely consummating the Transactions or performing their respective obligations hereunder; provided, however, that with respect to the foregoing clause (1) any adverse change or effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances adversely affecting (i) the U.S., Canadian or the global economy generally or capital, financial, banking, credit, securities, oil, gas, or energy markets generally, including changes in interest or exchange rates and changes in oil, gas or commodities prices, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which any Seller Party or any of the Companies or their respective Affiliates engages in the Business or (iii) any industry generally in which any of the Companies primarily operates or in which products or services of the Business are used or distributed; (b) the announcement of the Transactions, the performance of obligations under this Agreement or any other Transaction Agreement, or the identity of Buyer or its Affiliates (c) any changes in applicable Law or GAAP, or accounting principles, practices or policies, in each case, after the Agreement Date that any of the Seller Parties or the Companies is required by applicable Law or GAAP to adopt, or the enforcement or interpretation thereof; (d) actions specifically required to be taken or omitted pursuant to and in accordance with this Agreement or actions taken or omitted to be taken at the request or with the prior written consent of Buyer; (e) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunamis, or other natural disasters; (f) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any future period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) shall not constitute a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (a), (c), (e), and (f) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such adverse effect has a disproportionate impact on the Companies and/or Business, taken as a whole, relative to other similarly situated businesses in the same industry.

“Material Contract” means any contract to which a Seller Party or any Company is a party (including any Acquired Contract, and, solely to the extent related to the Business, any Cash Customer Overlap Contract), that (a) contains a legal obligation of any Company (after giving effect to the Reorganization) to purchase (or otherwise involves the purchase of) goods, products or services from (i) any Key Supplier or (ii) any other supplier in connection with the Business that is reasonably expected to result in aggregate payments that exceed $50,000 in the 2015 fiscal year (on an annualized basis), (b) is a contract to which any (i) Key Customer is a party or (ii) are cash paying customer contracts in connection with the Business that is reasonably expected to result in aggregate payments by any such customer in respect of the Business in excess of $100,000 in the 2015 fiscal year (on an annualized basis), (c) contains covenants or otherwise limits the ability of any Company (after giving effect to the Reorganization) in any material respect to engage in any line of business or to compete with any Person, (d) is a contract for the lease, purchase or sale of real property by any Company (after giving effect to the Reorganization), (e) is a contract for the acquisition or disposition of any business or the equity ownership interests or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) by any Company (after giving effect to the Reorganization) or otherwise in connection with the Business, (f) is a joint venture, strategic alliance, development or other collaboration, partnership or similar contract, in each case, that is related to the Business, (g) is a collective bargaining agreement applicable to the Business or the Business Employees, (h) is a settlement, conciliation or similar contract with any Government Authority pursuant to which any Company (after giving effect to the Reorganization) or any other Seller Party (with respect to the Business) is obligated to pay after the Agreement Date consideration in an aggregate amount that exceeds $50,000, (i) contains any non-competition requirement, requirement limiting the ability of the Seller Parties (with respect to the Business) or any of the Companies (after giving effect to the Reorganization) to engage in any line of business, “most favored nation requirement,” minimum purchase requirement, or non-solicitation requirement, (j) involves any Indebtedness of the Companies (after giving effect to the Reorganization), (k) is reasonably expected to require payments to or from any Company (after giving effect to the Reorganization) in excess of $50,000 per year or in excess of $50,000 during the term of the contract, provided, that this clause (k) shall not include any contract with any supplier in connection with the Business or any contract covered by the foregoing clauses (a) or (b), respectively, provided, further, that this clause (k) does not include any offer letters or employment agreements with the Business Employees (l) requires capital expenditures by any Company (after giving effect to the Reorganization) in excess of $50,000, (m) other than any customer contract, is a license, research, development or similar contract with respect to Intellectual Property that is Related to the Business, excluding licenses of generally commercially available Software with a replacement cost or annual license, maintenance or other fees of less than $50,000 in the aggregate, or (n) creates a material Lien on any Company or any of their respective assets (including the Acquired Assets).

“Material Permits” means Permits required to conduct the Business in compliance with applicable Law and otherwise in all material respects as conducted on the Agreement Date and at the Closing.

“Net Equity Adjustment Amount” means the amount equal to (a) the Equity Amount as shown in the Final Settlement Statement, minus (b) the Target Equity Amount (which amount will be (i) a positive number if the Equity Amount exceeds the Target Equity Amount and (ii) a negative number if the Equity Amount is less than the Target Equity Amount).

“Order” means any order, writ, judgment, injunction, temporary restraining order, executive order, decree, stipulation, determination, decision, settlement, ruling or award entered, issued or made by or with any Government Authority.

“Other Overlap Contract” means all Overlap Contracts, other than Cash Customer Overlap Contracts.

“Overlap Contract” means all cash paying customer or trading contracts to which any Seller Party or its Affiliates is a party relating to the provision of products or services by the Business but which are entered into and are also owned, used, or held for use in connection with the delivery of products and services unrelated to the Business to or by Seller Parent and its Affiliates.

“Parties” means, collectively, the Seller Parties and Buyer, with each being a “Party”.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or reasonably required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens:  (a) Liens for Taxes that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and, in each case, for which adequate reserves have been established; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by operation of Law; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) zoning ordinances, variances, conditional use, entitlement, building and other generally applicable land use and environmental restrictions of record by a Government Authority; (e) Liens not created by Seller Parties that affect the underlying fee interest of any Leased Real Property or real property over which Seller Parties (with respect to the Business) or the Companies have easement rights); (f) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Business; (g) any set of facts an accurate up to date survey would show, provided, that such facts do not materially interfere with the ordinary conduct of the business conducted on such property as of the date of this Agreement; and (h) in the case of Intellectual Property, non-exclusive licenses, options to license, covenants or other non-exclusive grants.

“Person” means any natural person, general or limited partnership, corporation, company, joint venture, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms.

“Post-Closing Period” means (a) in the case of Delaware NewCo or U.S. Buyer, a taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date and (b) in the case of Canadian Company or Canadian Buyer, a taxable period commencing on or after the Closing and the portion of any Straddle Period beginning after the Closing.

“Registered IP” means the patents, patent applications, registered Trademarks, applications for registration of Trademarks, copyright registrations, and applications for registration of copyrights.

“Related to the Business” means (a) owned, used or held for use exclusively in connection with, or (b) arising exclusively out of the operation or conduct of, the Business as conducted by the Seller Parties and their respective Affiliates on the Agreement Date and/or as of Closing.

“Release” means any actual or threatened discharging, depositing, dispersing, disposing, dumping, emitting, emptying, escaping, injecting, leaching, leaking, pouring, pumping, releasing or spilling of any Hazardous Substance into or through the environment, or as otherwise defined under Environmental Laws.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers, equityholders or other representatives of such Person.

“Securities Act” means the Securities Act of 1933.

“Seller Disclosure Letter” means the disclosure letter dated as of the Agreement Date and delivered by the Seller Parties to Buyer, and which forms a part of this Agreement.

“Seller Fundamental Representations” means the representations and warranties made in Sections 4.01 (Incorporation and Qualification of the Companies), 4.02

(Capital Structure of the Companies), 4.03 (Incorporation and Authority of the Seller Parties; Enforceability), 4.16 (Brokers) and, solely for the purposes of Article XII, 4.17 (Sufficiency of Assets; Title).

“Seller Names and Seller Marks” means the names or marks of Seller Parent or any of its Affiliates that use or contain “ITG” (in block letters or otherwise) or “Investment Technology Group,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or derived from any of the foregoing either alone or in combination with other words; provided, that the use of the words “Investment,” “Technology” or “Group” shall not alone result in a name or mark being included in the Seller Names and Seller Marks.

“Seller Transaction Agreements” means this Agreement, the Transition Services Agreement and each other Transaction Agreement to which any Seller Party is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Indemnity Matters” means the matters set forth on Section 1.01(d) of the Seller Disclosure Letter.

“Subsidiary” of any specified Person means any other Person of which such first Person (either directly or indirectly or through one or more other Subsidiaries) (a) owns or controls a majority of the outstanding equity securities or securities or other interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, (b) is a general partner or managing member or (c) has a right to receive greater than fifty percent (50%) of the profits or losses of such other Person.

“Target Equity Amount” means the amount of $0.00.

“Tax” or “Taxes” means all taxes, charges, fees, duties, fines, penalties, contributions, levies or other similar assessments or Liabilities, including income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles, corporation, premium, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, estimated, real property, personal property, license, lease, service, service use, withholding, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, severance, stamp, occupation, escheat or unclaimed property, windfall profits, customs duties or other taxes of any kind whatsoever (whether payable directly or by withholding), imposed by the U.S. or any state, local, provincial or non-U.S. government, or any agency or political subdivision thereof, together with any interest and any penalties, assessments, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Benefit” means the Tax effect of any Tax Item that decreases cumulative Taxes paid or due and payable (taking into account any increases to Taxes paid or due and payable as a result of such Tax Item), including any interest received with respect thereto or reduction in interest that would have been payable but for such item, determined by treating the applicable Tax Item as the last item to be used.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) and amendments of or attachments thereto filed or required to be supplied to a Tax Authority relating to Taxes.

“Taxing Authority” means any Canadian or U.S. federal, state, provincial, or local or non-Canadian or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos, slogans and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof and all reissues, extensions and renewals of any of the foregoing.

“Transaction Agreements” means this Agreement, the Exclusive Distribution Agreement, the Transition Services Agreement, the Equity Commitment Letter and each other agreement and document contemplated hereby, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, business and occupation Tax, value added Tax or similar Taxes and all related fees, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“U.S.” means the United States of America.

“Unpaid Transaction Expenses” means the aggregate fees, costs and expenses incurred by or on behalf of any of the Seller Parties, the Companies and/or any of their respective Affiliates or Representatives in connection with, arising from or relating to the Transactions and the process relating to the sale of the Companies and/or the Business (including the Reorganization) including such amounts payable to (i) Wachtell, Lipton, Rosen & Katz and Osler, Hoskin & Harcourt LLP, (ii) any broker commissions, finders’ fees or similar compensation in connection with the Transactions based on any contract, and (iii) all change of control, transaction retention bonus, or similar payment obligations pursuant to arrangements entered into by any of the Seller Parties or Affiliates or, if entered into prior to the Closing, by the Companies that are triggered by the Transactions, in each case, including the employer’s portion of any payroll, social security, unemployment or similar Taxes related to such payments, in each case, which are unpaid as of 11:59 p.m. on the day preceding the Closing Date.

Section 1.02                             Additional Defined Terms.  For purposes of this Agreement, the terms set forth below shall have the meanings indicated in the corresponding Section set forth below:

Term	Section
Affiliate Contracts	Section 4.18
After-Acquired Business	Section 7.04(b)(i)
After-Acquired Companies	Section 7.04(b)(i)
Agreement Date	Preamble
Allocation	Section 9.10
Business	Preliminary Statements
Business Confidential Information	Section 6.03(b)
Business Policies	Section 4.19
Buyer	Preamble
Buyer Indemnified Parties	Section 12.02(a)
Canadian Buyer	Preamble
Canadian Company	Preliminary Statements
Canadian Company Purchase Price	Section 3.01
Canadian Continuing Employees	Section 8.01(d)
Cap	Section 12.02(b)(ii)
Change of Control	Section 7.04(d)
Closing	Section 2.02
Closing Date	Section 2.02
Closing Date Balance Sheet	Section 3.03(a)
Closing Notice	Section 3.03(a)
Closing Payment	Section 3.03(a)(ii)
Companies	Preliminary Statements
Company	Preliminary Statements

Company Equity Interests	Preliminary Statements
Company Systems	Section 4.10(e)
Competing Business	Section 7.04(d)
Consultation Period	Section 3.05(b)
Continuing Employees	Section 8.01(a)
Controlling Party	Section 12.04(b)
De Minimis Business	Section 7.04(d)
Deductible Amount	Section 12.02(b)(i)(B)
Deferred Asset	Section 7.07(a)
Delaware NewCo	Preliminary Statements
Delaware Newco Purchase Price	Section 3.01
Equity Commitment Letters	Section 5.06(a)
Equity Financing	Section 5.06(a)
Equity Investors	Section 5.06(a)
Estimated Closing Amount	Section 3.03(a)(i)
Exclusive Distribution Agreement	Preliminary Statements
Existing Business Activities	Section 7.04(d)
Final Settlement Statement	Section 3.05(c)
Financial Statements	Section 4.06(a)
Fraud	Section 12.01
Global Trading	Preamble
Indemnified Party	Section 12.04(a)
Indemnifying Party	Section 12.04(a)
Independent Accounting Firm	Section 3.05(c)
Initial Settlement Statement	Section 3.04(a)
Investment Research	Preamble
Key Customers	Section 4.20
Key Suppliers	Section 4.20
Latest Balance Sheet	Section 4.06(a)
Limited Guarantee	Preliminary Statements
Notice of Disagreement	Section 3.05(a)
Outside Date	Section 11.01(d)
PBGC	Section 4.13(b)
Post-Closing Adjustment	Section 3.06
Purchase Price	Section 3.01
Records	Section 7.03(c)
Reorganization	Preliminary Statements
Restricted Parties	Section 7.04(a)
Restrictive Covenants	Section 7.04(d)
Retained Claims	Section 13.18
Review Period	Section 3.04(c)
Seller Indemnified Parties	Section 12.03(a)
Seller Parent	Preamble
Seller Parties	Preamble
Sellers	Preamble
Solutions Network	Preamble

Straddle Period	Section 9.03
Tax Claim	Section 9.04
Third Party Claim	Section 12.04(a)
Third Party Consents	Section 6.05
Threshold	Section 12.02(b)(i)(A)
Transaction Dispute	Section 13.11
Transferred Leased Property	Section 4.15(a)
Transition Services Agreement	Preliminary Statements
U.S. Buyer	Preamble
Updated Notice of Disagreement	Section 3.05(c)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01                             Purchase and Sale of the Company Equity Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Global Trading shall sell, convey, assign, transfer and deliver to Canadian Buyer and Canadian Buyer shall purchase, acquire and accept from Global Trading, all of Global Trading’s right, title and interest in and to the Company Equity Interests of the Canadian Company and (ii) Solutions Network shall sell, convey, assign, transfer and deliver to U.S. Buyer and U.S. Buyer shall Buyer shall purchase, acquire and accept from Solutions Network, all of Solutions Network’s right, title and interest in and to the Company Equity Interests of the Delaware NewCo, in each case, free and clear of all Liens (other than transfer restrictions under applicable securities laws, if any).

Section 2.02                             Closing.  The closing of the sale and purchase of the Company Equity Interests (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York New York, at 10:00 a.m. (New York time) on the date that is three (3) Business Days after the satisfaction or written waiver (to the extent (i) permitted by applicable Law and (ii) signed by the party in whose favor such Closing Condition is for) of each of the Closing Conditions in accordance with Article X (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction in full or such waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  For all purposes under this Agreement and each other Transaction Agreement, (a) all matters that are to occur at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time. Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, in no event shall the Closing occur prior to December 31, 2015 without the prior written consent of the Parties.

ARTICLE III

PURCHASE PRICE

Section 3.01                             Purchase Price.  The aggregate consideration to be paid or caused to be paid by (i) Canadian Buyer to Seller Parent (for the benefit of the Sellers) for the sale of the Company Equity Interests in the Canadian Company shall be an aggregate amount in cash equal to thirteen percent (13%) of the Closing Amount (the “Canadian Company Purchase Price”), and (ii) U.S. Buyer to Seller Parent (for the benefit of the Sellers) for the sale of the Company Equity Interests in the Delaware Newco shall be an amount in cash equal to 87% of the Closing Amount (the “Delaware Newco Purchase Price” and, collectively with the Canadian Company Purchase Price, the “Purchase Price”), as adjusted pursuant to pursuant to Section 3.06 and Section 12.09.

Section 3.02                             Certain Closing Deliverables.

(a)                                 At the Closing, Sellers shall deliver or cause to be delivered to Buyer (i) to the extent Company Equity Interests are certificated, certificates evidencing such Company Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and, in any case, other duly executed instruments of transfer as required to validly transfer title in and to such Company Equity Interests; (ii) a receipt for the Closing Payment, duly executed by the Seller Parties; (iii) counterparts of the Seller Transaction Agreements, duly executed by the applicable Seller Parties; (iv) written resignations or evidence of removal (in each case, effective as of immediately prior to the Effective Time) of each corporate director or other office holder of the Companies in his or her capacity as such, except those directors (or other office holders) as Buyer shall have requested in writing at least ten (10) Business Days before the Closing Date; (v) the certificate contemplated by Section 10.02(a); (vi) from each Seller Party, (A) a certificate, reasonably satisfactory to Buyer, in form and substance consistent with Treasury Regulation Section 1.1445-2(b)(2) and (B) a duly completed and properly executed IRS Form W-9; and (vii) written evidence of the termination of each of the Affiliate Contracts set forth in Section 3.02(a)(vii) of the Disclosure Letter.

(b)                                 At the Closing, Buyer shall deliver or cause to be delivered to Sellers (i) counterparts of the Buyer Transaction Agreements, duly executed by Buyer (and, as applicable, the Escrow Agent) and (ii) the certificate contemplated by Section 10.01(a).

Section 3.03                             Closing Payment.

(a)                                 No fewer than three (3) Business Days before the Closing Date, Seller Parent shall prepare and deliver to Buyer (i) an estimated combined statement of stockholders equity of the Companies (after giving effect to the Reorganization) as of as of 11:59 p.m. on the date immediately preceding the Closing Date (“Closing Date Balance Sheet”) prepared in accordance with the Accounting Principles and consistent with Exhibit C, together with (ii) a written notice (the “Closing Notice”) setting forth:

(i)                                     Seller Parent’s good faith estimate and supporting calculations of (A) the Equity Amount and the Net Equity Adjustment Amount, (B) the Indebtedness Amount, and (C) the Closing Amount (the “Estimated Closing Amount”) and the Purchase Price;

(ii)                                  the amount to be paid by Buyer to the Seller Parent (for the benefit of the Sellers) at Closing (the “Closing Payment”), which, subject to Section 3.08, shall equal an aggregate amount equal to the Estimated Closing Amount; and

(iii)                               the account or accounts to which Buyer shall pay the Closing Payment.

(iv)                              The Closing Date Balance Sheet, the Closing Notice and all related calculations shall be prepared based upon the books and records of the Business.

(b)                                 At the Closing, Buyer shall pay (or cause to be paid) to Seller Parent (for the benefit of the Sellers) the Closing Payment. The Closing Payment and other payments made to Seller Parent under this Agreement shall be paid to Seller Parent as agent for the account of the other Seller Parties by wire transfer of immediately available funds in accordance with wire instructions and bank account information provided in writing by Seller Parent.

Section 3.04                             Post-Closing Statements.

(a)                                 As promptly as practicable (but no later than ninety (90) days after the Closing Date), Seller Parent shall prepare and deliver to Buyer a statement (the “Initial Settlement Statement”) setting forth (i) Seller Parent’s good faith calculations of (A) the Equity Amount and the Net Equity Adjustment Amount and (B) the Indebtedness Amount, (ii) the Closing Amount and Purchase Price based thereon, and (iii) such information, schedules and data with respect to the determination thereof as may be necessary or appropriate to support the calculations set forth in the Initial Settlement Statement.  The foregoing items shall be calculated by Seller Parent based upon the books and records of the Business and in accordance with this Agreement and the Accounting Principles.

(b)                                 In connection with Seller Parent’s preparation of the Initial Settlement Statement, to the extent Seller Parent does not have copies of all reasonably required relevant information in its possession, Buyer shall promptly upon reasonable prior notice, make available to Seller Parent and its Representatives such relevant information and the applicable individuals in Buyer’s and Buyer’s Affiliates’ employ who are responsible for and knowledgeable about such information necessary for the preparation of the Initial Settlement Statement to respond to the reasonable inquiries of, or reasonable requests for information by, Seller Parent or its Representatives, in each case, for purposes of preparing the Initial Settlement Statement.

(c)                                  During (i) the period prior to Closing following Buyer’s receipt of the Closing Notice and (ii) the sixty (60) day period immediately following Buyer’s receipt of the Initial Settlement Statement (the “Review Period”), Buyer and its Representatives shall be permitted to review the applicable books and records of the Business and the supporting documents and work papers used in the preparation of the Closing Notice or Initial Settlement Statement, as applicable, and Seller Parent shall reasonably promptly make available the individuals in its and its Affiliates’ employ and their Representatives who are responsible for and knowledgeable about the information used in and necessary for the preparation of the Closing Notice or Initial Settlement Statement, as applicable, to respond to the reasonable inquiries of, or requests for information (including any reasonably necessary books and records or other supporting documents used in preparing the Closing Notice and calculating the Initial Settlement Statement) by, Buyer or its Representatives.

Section 3.05                             Reconciliation of Post-Closing Statements.

(a)                                 Buyer shall notify Seller Parent in writing (the “Notice of Disagreement”) before the expiration of the Review Period if Buyer does not agree with the Initial Settlement Statement or the Closing Amount set forth therein.  The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved in such dispute and Buyer’s determination of the Closing Amount.

(b)                                 During the thirty (30) day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Seller Parent and Buyer shall seek in good faith to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement.  If, during the Consultation Period, such Parties reach an agreement with respect to an item in dispute, such agreement shall be evidenced in writing and such disputed item, as resolved, shall become final and binding on all Parties the date of such agreement.

(c)                                  If, at the end of the Consultation Period, Seller Parent and Buyer have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement, Seller Parent and Buyer shall submit all (but not less than all) matters that remain in dispute with respect to the Notice of Disagreement (along with copies of the Initial Settlement Statement and Notice of Disagreement marked to indicate those line items that are not then in dispute) (the “Updated Notice of Disagreement”) to a nationally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer (the “Independent Accounting Firm”).  The Parties agree to cooperate with the Independent Accounting Firm during its resolution of the matters that remain in dispute with respect to the Updated Notice of Disagreement (including by entering into a customary engagement letter with the Independent Accounting Firm).  The Parties shall instruct the Independent Accounting Firm, within forty (40) days after referral of the matter to such Independent Accounting Firm, to evaluate the appropriate amount of each line item in the Initial Settlement Statement as to which Seller Parent and Buyer disagree (as set out in the Updated Notice of Disagreement submitted to the Independent Accounting Firm), and to make a final determination in writing (acting as an expert and not as an arbitrator), binding on the Parties, of the appropriate amount with respect to each such line item.  In resolving each such dispute, the Independent Accounting Firm (i) shall make its determination based solely on the presentations and supporting material provided by the Seller Parent and the Buyer, in each case, to the Independent Accounting Firm and the other Party, and not pursuant to any independent review, (ii) the definitions and other applicable provisions of this Agreement and (iii) may not assign a value to any item greater than the greatest value for such item claimed by either the Seller Parent or Buyer or less than the smallest value for such item claimed by either the Seller Parent or Buyer.  The Independent Accounting Firm shall not consider any issues not raised in the Updated Notice of Disagreement.  A copy of all materials submitted to the Independent Accounting Firm pursuant to this Section 3.05(c) shall be provided by Seller Parent or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm.  During such determination period, the Independent Accounting Firm also shall (i) prepare a statement of the Closing Amount based upon all line items not disputed or resolved by the Parties and the line items determined by the Independent Accounting Firm in accordance with this Section 3.05(c) and (ii) determine the Closing Amount reflected on such statement, in each case, in accordance with this Agreement, which determination shall, absent a showing of fraud or manifest calculation error, be conclusive and binding on the Parties.  The statement of Closing Amount that is conclusive and binding on the Parties, as determined through agreement of the Parties pursuant to 3.05(a) or 3.05(b), or through the action of the Independent Accounting Firm pursuant to this Section 3.05(c), is referred to as the “Final Settlement Statement”.  Judgment may be entered upon the determination of the Independent Accounting Firm by any court referred to in Section 13.12.

(d)                                 Each of Seller Parent and Buyer shall bear all the fees and costs incurred by it in connection with the Independent Accounting Firm’s review, except that the fees and expenses relating to the foregoing work by the Independent Accounting Firm shall be borne by Seller Parent, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation will also be determined by the Independent Accounting Firm calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and be included in the Independent Accounting Firm’s written report.  During the review by the Independent Accounting Firm, Seller Parent and Buyer and their respective accountants and other Representatives will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 3.05(c); provided, however, that the accountants of Seller Parent or Buyer shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

Section 3.06                             Post-Closing Adjustment.  For purposes of this Agreement, “Post-Closing Adjustment” means (a) the amount of Closing Amount set forth in the Final Settlement Statement less (b) the Estimated Closing Amount set forth in the Closing Notice.  If the Post-Closing Adjustment is a positive amount, then Buyer shall pay (or cause the Companies to pay) in cash to Seller Parent (for the benefit of the Sellers) the amount of the Post-Closing Adjustment, in accordance with Section 3.07.  If the Post-Closing Adjustment is a negative amount, then Seller Parent shall (on behalf of and as agent for the account of the Sellers) pay in cash to Buyer the amount of the absolute value of the Post-Closing Adjustment, in accordance with Section 3.07. Any payment made by the Buyer pursuant to this Section 3.06 shall constitute an increase in the Purchase Price and any payment made by the Seller Parties pursuant to Section 3.06 shall constitute a reduction of the Purchase Price.  Such adjustment shall be further apportioned between the Canadian Company Purchase Price and the Delaware Newco Purchase Price based on which Company’s assets or Liabilities gave rise to such adjustment.

Section 3.07                             Payments and Computations.  Except for the payment of the Closing Payment (which shall be paid at the Closing), each Party shall make each payment due to another Party not later than 5:00 p.m. (New York time) on the day when due.  All payments (including the Closing Payment) shall be paid by wire transfer of immediately available funds to the account or accounts designated in advance by the Party receiving such payment and, except as otherwise contemplated by Section 3.08, shall be free and clear of any withholding for Taxes.  All computations of interest shall be made in accordance with Section 13.15.

Section 3.08                             Tax Withholding.  Buyer shall not deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under applicable Law (as reasonably determined by Buyer).  In any case where withholding or deduction is required, Buyer shall use reasonable efforts to provide notice to the Seller Parties at least seven (7) Business Days prior to withholding (or, if later, promptly after Buyer becomes aware of its obligation to withhold) any amount pursuant to this Section 3.08 (other than in respect of any payroll taxes), and the parties shall use reasonable efforts to reduce or avoid such withholding where possible; provided, that Buyer shall not be required to make any payment to any Person to obtain such result. The Seller Parties and Buyer shall cooperate in completing any procedural formalities reasonably requested by the Seller Parties necessary for Buyer to obtain authorization to make payments under this Agreement without any withholding or deduction for or on account of Tax. In the event any applicable Law requires the deduction or withholding of any Tax from any such payments, then Buyer or the Companies or the Escrow Agent (or any of their respective Affiliates) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law.  If any such deduction or withholding is made, the amount so deducted or withheld shall be treated for all purposes under this Agreement as having been received by the Person in respect of which the deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, hereby represent and warrant to Buyer that, as of the Agreement Date and as of the Closing Date:

Section 4.01                             Incorporation and Qualification of the Companies.  Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate or other appropriate power to operate and carry on its business as now conducted.  Each of the Companies is duly qualified as a foreign entity to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificates of incorporation, bylaws and similar governing documents of each Company, and all amendments thereto, as in effect on the date hereof, have previously been provided to Buyer.

Section 4.02                             Capital Structure of the Companies. The authorized capital stock or other equity interests and number of issued and outstanding shares (including the Company Equity Interests) or other equity interests of each of the Companies as of the Agreement Date, after giving effect to the Reorganization, and as of Closing, in each case, is set forth in Section 4.02 of the Seller Disclosure Letter.  The record owners of all such capital stock or other equity interests (including all of the Company Equity Interests) as of such times are listed in Section 4.02 of the Seller Disclosure Letter, and such Persons own (or, as applicable, will own) such capital stock and other equity interests (including the Company Equity Interests) free and clear of all Liens, except (i) any transfer restrictions arising out of, under or in connection with the Securities Act or any other applicable securities Laws, or (ii) any Lien created by or through, or resulting from any action taken by to Buyer or its pre-Closing Affiliates.  All of the Company Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights or Law. There are no (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, contracts, agreements, arrangements or commitments obligating any of the Companies, or, with respect to any Company, the Seller Parties or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of a Company’s capital stock (or any interest therein), other equity interests or securities convertible into or exchangeable for a Company’s shares or other equity interests or any shares or other direct or indirect equity interests of any Company (whether issued or unissued), or (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents with respect to the Companies. There are no voting trusts, stockholder agreements, registration rights agreement, proxies or other agreements in effect with respect to or in any manner restricting the voting or transfer of the Company Equity Interests.  The books of account, stock records, minute books and other records of the Companies (and prior to the Reorganization, their respective predecessors and contributors) have been maintained in all material respects in accordance with all applicable Laws and are in the possession of the Companies or the Seller Parties and as of the Closing, will be in the possession of the Companies.  None of the Companies have any Subsidiaries.  Except as set forth in Section 4.02 of the Seller Disclosure Letter, there is no outstanding Indebtedness of any Company.

Section 4.03                             Incorporation and Authority of the Seller Parties; Enforceability.  Each Seller Party is a corporation or other entity duly incorporated or formed, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or formation.  Each Seller Party has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party in accordance with the terms thereof.  The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been duly authorized by all requisite corporate action on the part of such Seller Party.  This Agreement has been duly and validly executed and delivered by each Seller Party, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly and validly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other Parties (other than the Companies and the other Seller Parties) hereto and thereto, as applicable) this Agreement constitutes, and, upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties and the Companies party thereto, enforceable against the Seller Parties and the Companies party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.04                             No Conflict.  Except for (a) the Consents listed in Section 4.05 of the Seller Disclosure Letter or (b) in the case of clause (iii) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not reasonably be expected to have, individually or in the aggregate, an adverse effect which is material to the Companies or the Business, the execution, delivery and performance by the Seller Parties and the Companies of the Seller Transaction Agreements or the consummation by the Seller Parties and the Companies of the Transactions, do not and will not:

(i)                                     violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of any of the Seller Parties or the Companies;

(ii)                                  conflict with or violate in any material respect any Law, Order or Permit applicable to the Seller Parties, the Companies (or their respective assets, including the Acquired Assets), Assumed Liabilities or the Business; or

(iii)                               result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on the Company Equity Interests or, other than a Permitted Lien, any of the assets of the Companies (including the Acquired Assets) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other Material Contract to which any Company is a party or by which the Company Equity Interests, assets of the Companies (including the Acquired Assets) or Assumed Liabilities are bound or otherwise subject to.

Section 4.05                             Consents and Approvals.  The execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not, and the consummation of the Transactions contemplated thereby will not, require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority with respect to the Business, the Companies (or their respective assets, including the Acquired Assets), the Assumed Liabilities or otherwise, by any Seller Party or any Company, except (a) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not materially and adversely affect the Companies or the Business and would not materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements, (b) as may be necessary solely as a result of any facts or circumstances relating solely to Buyer or Buyer’s pre-Closing Affiliates or (c) the obtaining and/or filing of any Consents listed in Section 4.05 of the Seller Disclosure Letter.

Section 4.06                             Financial Statements; Absence of Companies Undisclosed Liabilities.

(a)                                 Section 4.06(a) of the Seller Disclosure Letter sets forth (i) the unaudited pro forma combined balance sheet of the Business as of each of September 30, 2015 (the “Latest Balance Sheet”) and December 31, 2014; and (ii) the unaudited pro forma combined income statement of the Business for the years ended December 31, 2014 and 2013 and the nine-month period ended September 30, 2015 (the balance sheets and statements referred to in clauses (i) and (ii) being herein collectively referred to as the “Financial Statements”).  The Financial Statements have been prepared in accordance with the Accounting Principles, and present fairly, in all material respects, the assets, Liabilities, financial condition and the results of operations of the Business at their respective dates and for the periods covered by such statements.

(b)                                 Except (i) as set forth in the Latest Balance Sheet included in the Financial Statements and (ii) for Liabilities incurred in the ordinary course of business since September 30, 2015, there are no Liabilities of the Companies or the Business that are required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 4.07                             Absence of Certain Changes or Events.  From January 1, 2015, (a) through the Agreement Date, (i) except as required by the Transaction Agreements or in connection with the consummation of the Transactions, the Seller Parties and the Companies have conducted the Business in all material respects in the ordinary course of business and (ii) none of the Companies has taken any action (or made any omission) that, if taken (or omitted) after the date of this Agreement without the consent of Buyer would constitute a material violation of Section 6.01 and (b) there is no and has not been any Material Adverse Effect.

Section 4.08                             Absence of Litigation.  No Actions are, nor for the last three (3) years have been, outstanding, pending, or, to the Knowledge of Seller, threatened against the Seller Parties (in respect of the Business, any Company (or its assets, including Acquired Asset) or Assumed Liability) or the Companies. For the last three (3) years, neither the Seller Parties (in respect of the Business, any Company (or its assets, including Acquired Asset) or Assumed Liability), or the Companies are or have been subject to any Order (in respect of the Business or any Company (or its assets, including Acquired Asset)or Assumed Liability).

Section 4.09                             Compliance with Laws; Permits.

(a)                                 The Seller Parties, the Companies and, as applicable, their respective Affiliates are, and have at all times since January 1, 2013 been, and during such period, each of them have conducted the Business, in each case, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Business or by which any Seller Parties (in respect of the Business, any Company (or its assets, including Acquired Asset) or Assumed Liability) or the Companies, their respective assets (including the Acquired Assets), or Assumed Liabilities are bound.  Since January 1, 2013, none of the Seller Parties or the Companies has (i) received any written, or to the Knowledge of Seller, other notice that any of the Seller Parties, the Companies or the Business have not complied in any material respect with any Laws and/or Orders applicable to the ownership, operation or conduct of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities, (ii) been charged or threatened with, and, to the Knowledge of Seller, is not under pending investigation by a Government Authority with respect to, any material violation of any Law related to the ownership, operation or conduct of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities, (iii) violated any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, nor (iv) made or provided a voluntary or mandatory disclosure of any material false statement or material omission to any Government Entity.  The Seller Parties, the Companies and, as applicable, their respective Affiliates validly hold, and have at all times since January 1, 2013 (including after giving effect to the Reorganization) validly held, all Material

Permits (including Environmental Permits) necessary or required for the ownership, operation, and/or conduct of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities, including making all material filings and payments of duties and fees required by any Government Authority.  None of the Seller Parties, the Companies or, as applicable their respective Affiliates is, and at all times since January 1, 2013 has not been, in violation or default under or is currently violating in any material respect any Material Permit. No suspension, cancellation, modification, revocation or nonrenewal of any Material Permit is pending, or, to the Knowledge of Seller, threatened. The Companies and the Business will have as of the Closing the use and benefit of all such Material Permits. None of the Seller Parties, the Companies, nor any of their respective Affiliates, nor to the Knowledge of Seller, any other Person acting on behalf of any of them, is a Person that is, or, to Seller’s Knowledge, is owned or controlled by a Person that is, or has otherwise engaged in any transaction or otherwise dealt directly or indirectly with, a Person with whom Canadian or United States Persons are prohibited from dealing under applicable Law.

(b)                                 Each of (i) the book value of assets in Canada of the Companies and (ii) the gross revenues from sales in or from Canada generated by the Companies’ assets in Canada are less than C$86 million, when calculated in accordance with Part IX of the Competition Act and the regulations thereunder.

(c)                                  None of the Seller Parties (with respect to the Business) nor any of the Companies is, and since January 1, 2013 none have been, required to be registered, licensed or qualified as (i) an investment adviser, broker, dealer, commodity broker-dealer, introducing broker, futures commission merchant or in any similar capacity within the meaning of any applicable Law or (ii) subject to any Liability or disability by reason of any failure to be so registered, licensed or qualified, in each case, with respect to the ownership, operation and/or conduct of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities. None of the Seller Parties, the Companies nor, as applicable, their respective Affiliates has received notice of, and is not aware of any basis for, any pending Action or Order concerning any failure to obtain any investment adviser, broker, dealer, commodity broker-dealer, introducing broker, futures commission merchant, or similar registration, license or qualification, in each case, with respect to the ownership, operation and/or conduct of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities.

Section 4.10                             Intellectual Property.

(a)                                 The Companies exclusively own and possess, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Company Intellectual Property, and, as of the Agreement Date, the Seller Parties and their Affiliates exclusively own and possess, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Acquired Intellectual Property. The Company Intellectual Property, together with the Acquired Intellectual Property and all other third-party Intellectual Property covenants and rights granted to the Companies and the rights of Buyer contemplated under Section 7.02 and the other applicable provisions of the Transaction Agreements, constitute all Intellectual Property that is necessary for, or used or held for use in the ownership, operation or conduct of the Business as it is conducted on the Agreement Date and, in all material respects, as it is contemplated to be conducted at Closing; provided, however, that this sentence shall not be deemed a representation or warranty that the Seller Parties, the Companies or their respective Affiliates are not or have not infringing(ed) upon or misappropriating(ed) or otherwise violating(ed) the Intellectual Property or other rights of any third party, which is the subject of the first sentence of Section 4.10(b).  Assuming receipt of all relevant Consents relating to the matters set forth in Section 4.05 of the Seller Disclosure Letter or as contemplated by Section 4.05, the Transactions shall not impair the right, title or interest of the Companies in or to the Company Intellectual Property and the Acquired Intellectual Property, and all of the Company Intellectual Property and the Acquired Intellectual Property shall be exclusively owned or available for use (including as contemplated pursuant to the Transition Services Agreement) by the Companies, free and clear of all Liens other than Permitted Liens, immediately after the Closing on terms and conditions substantially similar to those under which the Companies, or the Seller Parties and their respective Affiliates, owned or used the Company Intellectual Property and the Acquired Intellectual Property immediately prior to the Closing.

(b)                                 To the Knowledge of Seller, (i) none of the Seller Parties, the Companies or, as applicable, their respective Affiliates is, and in the past four (4) years none of them has, infringing(ed) upon or misappropriating(ed) or otherwise violating(ed) the Intellectual Property or other rights of any third party in connection with the ownership, operation or conduct of the Business; provided, that with respect to Item 2 of Section 1.01(d) of the Seller Disclosure Letter, this representation and warranty shall not be (x) qualified by the Knowledge of Seller or (y) limited to the past four (4) years, and (ii) no Person is (or has) infringing(ed) upon or misappropriating(ed) or otherwise violating(ed) any Company Intellectual Property or Acquired Intellectual Property during such four (4) year period.

(c)                                  The Seller Parties and the Companies, and, as applicable, their respective Affiliates, have not received any written claim or notice (including any demands to license any Intellectual Property) from any Person during the four (4)-year period ending on the Agreement Date (i) alleging that the Companies or the ownership, operation or conduct of the Business by any of the Seller Parties or the Companies (or, as applicable, their respective Affiliates) infringes upon or misappropriates or otherwise violates any Intellectual Property of any third party or (ii) challenging the validity, use, ownership, enforceability or registrability of any Company Intellectual Property or Acquired Intellectual Property.  There are no Actions or other claims (including office actions or oppositions or cancellation actions) outstanding, pending, or, to the Knowledge of Seller, threatened against the Seller Parties or the Companies or, as applicable, their respective Affiliates, (i) alleging that the Companies or the operation of the Business by any of the Seller Parties or the Companies or, as applicable, their respective Affiliates, infringes upon or misappropriates or otherwise violates any Intellectual Property or other rights of any third party or (ii) challenging the validity, use, ownership, enforceability or registrability of any Company Intellectual Property or Acquired Intellectual Property.

(d)                                 Section 4.10(d) of the Seller Disclosure Letter sets forth a true and complete list of all Registered IP owned by the Seller Parties or any of the Companies or, as applicable, their respective Affiliates, and owned, used (or held for use) in connection with the ownership, operation or conduct of the Companies or the Business (in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s) and, for domain name registrations, the registrant, registrar, and expiration date, as applicable), including applications therefor.  The Registered IP that is included in the Company Intellectual Property or Acquired Intellectual Property is valid, subsisting and enforceable.  Neither the Company Intellectual Property nor the Acquired Intellectual Property is subject to any outstanding consent, settlement, ruling or Order restricting the use or ownership thereof in any material respect.  The Seller Parties, the Companies, and, as applicable, their respective Affiliates have taken commercially reasonable measures to protect and maintain the secrecy of all Trade Secrets that constitute Company Intellectual Property or Acquired Intellectual Property.

(e)                                  The computer systems, including the Software, hardware, networks, platforms and related systems, owned, leased, or licensed by the Companies, other than any such systems leased, licensed or otherwise provided by the Seller Parties and their Affiliates (collectively, the “Company Systems”), together with the services contemplated to be provided under the Transition Services Agreement, are sufficient for the immediate needs of the Business.

(f)                                   Since January 1, 2013, neither the Companies, nor the Seller Parties nor, as applicable, their respective Affiliates (in the operation of the Business), have violated any applicable Data Security Requirements in any material respect, and the operation of the Business as conducted on the Agreement Date complies in all material respects with all Data Security Requirements.  During the three (3)-year period ending on the Agreement Date, (i) no claims have been asserted in writing by any third party against any of the Seller Parties or the Companies or, as applicable, any of their Affiliates, alleging any violation of any Data Security Requirements in the operation of the Business, (ii) neither Companies nor the Seller Parties nor, as applicable, their respective Affiliates (in the operation of the Business) have been subject to any investigation with regard to any Data Security Requirements, and (iii) there have not been any material incidents of security breaches of, or other unauthorized access to, any Company Systems (including with respect to the data and other information contained therein or transmitted thereby) or Trade Secrets that constitute Company Intellectual Property or Acquired Intellectual Property.

Section 4.11                             Environmental Matters.

(a)                                 Except as disclosed on Section 4.11 of the Seller Disclosure Letter or except as would not otherwise reasonably be expected to have individually or in the aggregate, an adverse effect that is material to the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities, taken as a whole:

(i)                                     there are no Actions outstanding, pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened, against the Seller Parties (in respect of the Business) or the Companies, alleging that any of the Seller Parties in respect of the Business) or the Companies is in violation of, or responsible for any Liability under, Environmental Law;

(ii)                                  to the Knowledge of Seller, the Seller Parties (in respect of the Business) and the Companies are in compliance in all material respects with applicable Environmental Laws, including the obligation to obtain, maintain and comply with all Environmental Permits; and

(iii)                               to the Knowledge of Seller, there has been no Release of Hazardous Materials by any Seller Parties (in respect of the Business) or the Companies, nor by any other Person acting on behalf of any Seller Parties (in respect of the Business or the Companies, in, on, at or under the Transferred Leased Property that would reasonably be expected to result in the Companies or the Business incurring Liabilities under Environmental Laws.

Section 4.12                             Material Contracts.

(a)                                 Except as set forth in Section 4.12(a) of the Seller Disclosure Letter, neither the Seller Parties, the Companies nor their respective Affiliates is party to any Material Contract in effect on the Agreement Date.  The Seller Parties have made available to Buyer true, accurate and complete copies of each Material Contract that is a written contract.

(b)                                 Each Material Contract is a legal, valid and binding obligation of the applicable Seller Party, Company or their applicable Affiliates, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is in full force and effect and enforceable against the applicable Seller Party, Company or their applicable Affiliates, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.  None of the Seller Parties, the Companies or, as applicable, any their respective Affiliates or, to the Knowledge of Seller, any other party to a Material Contract is in default under or breach of a Material Contract in any material respect (and to the Knowledge of Seller, no event has occurred that would reasonably be expected to constitute such a default or breach under the terms of any such Material Contract). There are no material disputes outstanding, pending, or, to the Knowledge of Seller, threatened, relating to, or any written notice of any intention to terminate or modify, any Material Contract.

(c)                                  Section 4.12(c) of the Seller Disclosure Letter sets forth a list of all Cash Customer Overlap Contracts.  The Seller Parties have made available to Buyer true, accurate and complete copies of each Cash Customer Overlap Contract.

Section 4.13                             Employment and Employee Benefit Matters.

(a)                                 Section 4.13(a) of the Seller Disclosure Letter lists each material Employee Plan.  Sellers have previously made available to Buyer a true and complete copy of each material Employee Plan and, to the extent applicable, the most recent summary plan description or a summary or written description of each such plan, and the most recent IRS determination or opinion letter.

(b)                                 None of the Seller Parties (in respect of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities), the Companies or the Business sponsors or maintains, nor in the past six (6) years has sponsored or maintained, nor do any of the Companies have any Liabilities under or with respect to, any plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). None of the Seller Parties, the Companies, or any ERISA Affiliate of any of the Companies has incurred any unsatisfied Liability (including any Pension Benefit Guaranty Corporation (“PBGC”) premiums) under Title IV of ERISA or Sections 412 or 4980B of the Code, and no event or condition exists that would result in the imposition of any such Liability on any of the Companies, their respective assets (including the Acquired Assets), Assumed Liabilities, or any ERISA Affiliate of any of the Companies that would result in Liability to Buyer or any of the Companies following the Closing.  None of the Companies has any Liabilities under the Code or ERISA as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person except as would not result in the imposition of any such Liability on Buyer or any of the Companies following the Closing.  No Employee Plan covering Business Employees located in Canada is or is intended to be a “registered pension plan”, “deferred profit sharing plan”, a “retirement compensation arrangement”, or a “tax-free savings account” as such terms are defined in the Tax Act.

(c)                                  Each Employee Plan has been established, registered, communicated, maintained, funded, invested and administered, in all material respects, in compliance with its terms and all provisions of applicable Law, except for any failure to comply that would not result in the imposition of any Liability on the Buyer or the Companies following the Closing.  Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS, and to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification of such Employee Plan.

(d)                                 Other than routine claims for benefits, no Employee Plan is subject to any outstanding, pending or, to the Knowledge of Seller, threatened Action, and, to the Knowledge of Seller, there exists no state of facts which could be expected to give rise to any such Action, except for any Actions that would not result in the imposition of any Liability on the Buyer or the Companies following the Closing.

(e)                                  With respect to each Employee Plan, all contributions, premiums or payments required to be made on behalf of Business Employees have been made on or before their due dates (including permissible extensions) and in accordance with the terms of each Employee Plan and applicable Law.

(f)                                   Except as contemplated by Section 8.01, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone, or together with any other event) will (i) result in any payment becoming due to any current or former Business Employee or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former Business Employee or officer, director or individual service provider of any of the Companies under any Employee Plan or other plan, program, policy or arrangement of the Seller or any of its Affiliates in effect on or prior to the Closing, (ii) increase any benefits to any current or former Business Employee or officer, director or individual service provider of any of the Companies under any Employee Plan in effect on or prior to the Closing or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits for any current or former Business Employee or officer, director or individual service provider of any of the Companies under any Employee Plan or other plan, program, policy or arrangement of the Seller or any of its Affiliates in effect on or prior to the Closing, or (iv) result in any “excess parachute payment” within the meaning of Section 280G of the Code being due to any Business Employee or officer, director, stockholder or other individual service provider of any of the

Companies under any Employee Plan or other plan, program, policy or arrangement of the Seller or any of its Affiliates in effect on or prior to the Closing.

(g)                                  None of the Employee Plans provides for medical or life insurance benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees, except as required by applicable Law.

(h)                                 None of the Seller Parties, the Companies or, as applicable, their respective Affiliates, is a party to a collective bargaining agreement that is applicable to the Business Employees.  No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Business Employees by way of certification, interim certification, voluntary recognition or succession rights or has applied or, to the Knowledge of Seller threatened to apply to be certified as the bargaining agent of any Business Employees.  There are no pending or, to the Knowledge of Seller, threatened organizational campaigns, decertification efforts, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, and no material unfair labor practice charges or other complaints or union representation questions are before the National Labor Relations Board or other labor board or Government Authority with respect to the Business Employees. There are no strikes, labor disputes, slowdowns, work stoppages, or material lockouts involving or, to the Knowledge of Seller, threatened with respect to the Business Employees, the Companies or the Business, and no such strike, labor dispute, slowdown, work stoppage, or material lockouts has occurred within the three (3) years immediately preceding the Agreement Date. No trade union has applied to have the Companies (or either of them) or any Seller Party declared a common or related employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which any of the Companies or any Seller Party carry on business.

(i)                                     The Seller Parties, the Companies, and, as applicable, their respective Affiliates are in compliance in all material respects with all terms and conditions of employment and all applicable Law relating to the employment of the Business Employees, including wages, hours of work, overtime, collective bargaining, employment discrimination, civil rights, human rights, workers’ compensation, plant closings or mass layoffs, immigration, leaves of absence, the collection and payment of withholding and/or social security Taxes and occupational health and safety and there are no outstanding, pending or, to the Knowledge of Seller, otherwise threatened Actions or Orders under any such Law and, to the Knowledge of Seller, there is no basis for any such Action or Order in each case with respect to current Business Employees.  The Seller Parties, the Companies, and, as applicable, their respective Affiliates have paid all wages, salaries, commissions and other compensation and benefits and all levies, assessments, contributions and payments to third parties due to or on behalf of the Business Employees. No material claim with respect to payment of wages, salary or overtime pay is pending or, to the Knowledge of Seller, threatened in writing before any Government Authority, with respect to current Business Employees.  No material charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, is pending or, to the Knowledge of Seller, threatened before the U.S. Equal Employment Opportunity Commission or other Government Authority by current Business Employees.  To the Knowledge of Seller, none of the Companies or any of their Affiliates is subject to any pending investigation from any labor inspection or similar Government Authority with respect to the Business, and no Action is currently pending against the Seller Parties or the Companies with respect to current Business Employees.

(j)                                    Section 4.13(j) of the Seller Disclosure Letter contains a correct and complete list of each Business Employee, whether actively at work or not, showing without names or employee numbers their salaries, wage rates, bonus arrangements, benefits, positions, employer, status as full-time or part-time, location of employment, cumulative length of service with the Seller Parties (in respect of the Business) and the Companies and whether they are subject to a written employment contract including for this purpose any offer letter.  Section 4.13(j) of the Seller Disclosure Letter contains for each Business Employee their annual vacation entitlement in days, their accrued and unused vacation days as of October 31, 2015, any other annual paid time off entitlement in days and their accrued and unused days of such other paid time off as of October 31, 2015.  The Business does not currently directly retain any individuals, whether engaged in their personal capacity or through a corporation, as independent contractors. To the Knowledge of the Seller, each individual contractor who has been retained in the past three (3) years as an independent contractor has been properly classified as an independent contractor and none of the Seller Parties or the Companies have received any notice from any Government Authority disputing such classification.

(k)                                 Neither of the Companies has any indemnity obligation under any Employee Plan or otherwise on or after the date hereof for any Taxes imposed under Section 4999 or 409A of the Code with respect to any current or former Business Employees or officers or directors or individual service provider of any of the Companies.

Section 4.14                             Taxes. Except as set forth in Section 4.14 of the Seller Disclosure Letter:

(a)                                 Each of the Companies, and each Affiliated Group for any period during which any Company was a member, has timely filed, or has had filed on its behalf, all income and other material Tax Returns required to be filed by or with respect to the Companies or the Business (taking into account extensions of time to file such Tax Returns), each such income or other material Tax Return is true, correct and complete in all material respects, and all Taxes due and owing by (or with respect to the operations of) the Companies (whether or not shown as due on such Tax Returns) have been timely paid.  Neither Company currently is the beneficiary of any extension of time within which to file any income or other material Tax Return;

(b)                                 The unpaid Taxes of each of the Companies (being Taxes not yet due and owing) will not exceed by a material amount the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of the Latest Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company in filing its Tax Returns;

(c)                                  No material deficiencies for (or material disputes or other claims regarding) any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against the Companies (or any Affiliated Group for any period during which any Company was a member) that are still pending and the Liability for Taxes of each Company has been assessed by all relevant Governmental Authorities for all periods up to and including December 31, 2014 and each of the Companies has paid in full and when due all Taxes and installments on account of Taxes required to be paid by it on or prior to the date hereof;

(d)                                 No extensions of the period for assessment of any Taxes are in effect with respect to the Companies, and neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)                                  No Tax Return filed by (or with respect to the operations of) the Companies is under current examination by any Taxing Authority; no federal, state, provincial, local, or non-U.S. Tax audits or administrative or judicial Tax Actions are pending or being conducted with respect to either Company;

(f)                                   There are no Liens for Taxes on the Company Equity Interests or any assets of the Companies other than Liens for Taxes that are not yet due or payable;

(g)                                  In all material respects, each Company has withheld all amounts required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party, has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Law and has properly completed and timely filed all material IRS Forms W-2 and 1099 as well as any other applicable material Tax forms required with respect thereto;

(h)                                 There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial Law, to the Canadian Company at any time prior to the Closing.  None of the Companies has claimed nor will any Company claim any material reserve under any applicable income Tax Law, if any amount could be included in the income of such Company for any period ending after the Closing Date;

(i)                                     None of the Companies has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has any Company been deemed to have done so for purposes of the Tax Act.  For all transactions between the Canadian Company, on the one hand, and any non-resident Person with whom such Company was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Canadian Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act;

(j)                                    The Canadian Company has not entered into an agreement contemplated by section 191.3 of the Tax Act;

(k)                                 The Company Equity Interests do not, and have not at any particular time during the 60 months before Closing, derived, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; or (iv) options in respect of, or interests in, any of clauses (i), (ii) or (iii) above, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in subsection 248(1) of the Tax Act;

(l)                                     No written claim has been made within the past five (5) years by any Governmental Authority in a jurisdiction where either Company does not file Tax Returns that either Company is or may be subject to taxation by, or may be required to file any Tax Returns in, that jurisdiction;

(m)                             Neither Company (i) is a party to any Tax sharing, allocation, or similar contract, (ii) has ever been a member of any Affiliated Group for any Tax purpose (other than an Affiliated Group the common parent of which is Seller Parent, and which affiliated entities are listed on Section 4.14(m) of the Seller Disclosure Letter) or (iii) has any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, local, or non-U.S. law or regulation (or otherwise as a result of being or having been a member of any Affiliated Group or being or having been included or required to be included in any Tax Return related thereto), as a transferee or successor, by contract or otherwise;

(n)                                 Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or non-U.S. Tax Law), (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, local, or non-U.S. Tax Law), (iv) installment sale or open transaction disposition, (v) prepaid amount received on or prior to the Closing Date, or (vi) election pursuant to Section 108(i) of the Code;

(o)                                 Neither Company has engaged in any “listed transaction” for purposes of Section 6707A(c)(2) of the Code;

(p)                                 Within the past three (3) years, neither Company has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(q)                                 Since December 31, 2014, neither Company has made or changed any Tax election, changed an annual accounting period for Tax purposes, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax Claim or assessment, surrendered any right to claim a refund or other reduction of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or taken any other similar action that would have the effect of increasing in any material respect the Tax Liability of either Company for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of either Company existing on the Closing Date;

(r)                                    The Canadian Company is and has been at all times since its formation properly treated as an entity disregarded for U.S. Tax purposes.  The Canadian Company is a GST/HST Registrant within the meaning of Part IX of the Excise Tax Act (Canada) and its registration number is 86750 8467 RT0001; and

(s)                                   The tax basis of the stock of Delaware NewCo in the hands of Solutions Network at the time of the Closing will not be more than the amount to be paid by Buyer to Solutions Network hereunder in exchange for the stock of Delaware NewCo.

Section 4.15                             Real Property.

(a)                                 The Canadian Company has valid title to the leasehold estate (as sublessee) in the real property leases governing the leased real property listed in Section 4.14(a) of the Seller Disclosure Letter (the “Transferred Leased Property”), free and clear of all Liens, except for Permitted Liens.  The Companies do not own any real property and none of the Seller Parties nor their Affiliates own (nor, other than the Companies with respect to the leases in Section 4.15 of the Seller Disclosure Letter, do they have any other interest in or contract with respect to) any real property used in connection with the Business.  Neither the Seller Parties nor the Companies has assigned or transferred to any Person any interest in or option to acquire any interest in the Transferred Leased Property and have not sublet any portion of the leases to the Transferred Leased Properties or granted any possessory rights (or option to acquire any possessory rights) to the Leased Properties to any Person.  To the Knowledge of Seller, the Canadian Company’s possession of the Transferred Leased Property has not been disturbed.

(b)                                 None of the Seller Parties or the Companies has received any written notice from any Government Authority asserting any violation of any applicable Laws or from any other Person asserting any breach (and none of the Seller Parties are aware of any violation or breach) with respect to any Transferred Leased Property (or the leases with respect thereto set forth in Section 4.14(a) of the Seller Disclosure Letter) that remains uncured as of the Agreement Date and that would reasonably be expected to have an adverse effect that is material to the Business, the Companies, their respective assets (including the Acquired Assets) or the Assumed Liabilities, taken as a whole.

Section 4.16                             Brokers.  No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission from Seller Parent or any of its Affiliates in connection with any Transaction, or from any Company, except for such fees or commission for which Sellers are solely responsible.

Section 4.17                             Sufficiency of Assets; Title.  The Seller Parties, the Companies and their applicable Affiliates and, from and after the Reorganization, solely the Companies will, own and have good and valid title to, or a valid license to use or leasehold interest in, the assets (including the Acquired Assets) of the Companies, free and clear of all Liens, except for Permitted Liens.  Except for the items set forth in Section 4.17 of the Seller Disclosure Letter, the Acquired Assets, the Overlap Contracts and the rights of the Companies pursuant to the Transaction Agreements (other than Additional Services and Excluded Services (each as defined in the Transition Services Agreement)), together with the assets of the Canadian Company, constitute all of the assets necessary or reasonably required for the operation and conduct of the

Business in all material respects.  Except for employees of the Seller Parties and their Affiliates that will, following the Closing, provide services as contemplated by the Transition Services Agreement (only with respect to such services) and the Exclusive Distribution Agreement (only with respect to the matters set forth therein), the Business Employees constitute all of the personnel that devote a meaningful amount of their time to the conduct of the Business. Except for the Seller Parties and any Affiliate of the Seller Parties that will, following the Closing, provide services pursuant to the Transition Services Agreement (only with respect to such services) and the Exclusive Distribution Agreement (only with respect to the matters set forth therein), after giving effect to the Reorganization, (i) the Seller Parties and their Affiliates (other than the Companies) do not (x) hold, lease or license any assets (including the Acquired Assets) of any Company or (y) have any direct or indirect right, title or interest in or to any such asset and (ii) no other Affiliate of the Seller Parties is engaged in the Business or owns or has the right to use any such asset.  From and after the Reorganization, Delaware NewCo shall not hold as of such time and as of Closing any assets other than the Acquired Assets or have any Liabilities other than the Assumed Liabilities.  The Canadian Company has not (i) assumed any Liability of any Seller Party or its Affiliates or (ii) other than any cash distributions made by it to Global Trading as its sole stockholder, transferred any of its assets to any Seller Party or its Affiliates, during the twelve months preceding the date hereof, and will not hereafter (i) assume any Liability of any Seller Party or its Affiliates or (ii) other than any cash distributions made by it to Global Trading as its sole stockholder (and duly reflected in the calculation of the Net Equity Adjustment Amount), transfer any of its assets to any Seller Party or its Affiliates.

Section 4.18                             Affiliate Contracts.  Section 4.18 of the Seller Disclosure Letter sets forth a true and complete list of all contracts (all contracts required to be listed in Section 4.18 of the Seller Disclosure Letter, collectively “Affiliate Contracts”) between or among (a)(i) any Company or (ii) any Seller Party (on behalf of the Business) or the Business itself (in each case to the extent binding on a Company after giving effect to the Reorganization), on the one hand, and (b)(i) any Affiliate of a Seller Party or (ii) any officer, director or employee of a Seller Party in an executive position or above (or, to the Knowledge of Seller, any family member of any of the foregoing), on the other.  Other than the Transaction Agreements and except as listed in Section 4.18 of the Seller Disclosure Letter, no Seller Party nor any Affiliate of any Seller Party (A) has any claim or cause of action against any Company or the Business or (B) owes money to, or is owed money by, any Company or the Business.

Section 4.19                             Insurance.  The Seller Parties, the Companies and, as applicable, their respective Affiliates have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonably appropriate for the ownership, operation or the conduct of the Business.  All insurance policies providing coverage with respect to the Business are listed in Section 4.19 of the Seller Disclosure Letter (such policies, the “Business Policies”). The Seller Parties, the Companies and, as applicable, their respective Affiliates have paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and such policies, or comparable replacements therefor, shall be kept in full force and effect through the Closing Date. No Seller Party, Company or, as applicable, their respective Affiliate has agreed to modify or cancel any of such insurance policies nor has any Seller Party, Company, or as applicable, any of their respective Affiliates, received any notice of any actual or threatened cancellation of, material alteration of the terms of (including any material increase in premium) or non-renewal of such insurance.  There are no outstanding material claims under such policies with respect to the Business, and no material claim with respect to the Business has been rejected in the preceding three (3) years.

Section 4.20                             Customers and Suppliers.  Section 4.20 of the Seller Disclosure Letter sets forth a list of (a) the twenty (20) most significant subscription research customers of the Business (the “Key Customers”), based on aggregate payment reasonably expected to be made in respect of the Business in the 2015 fiscal year (on an annualized basis) and (b) the ten (10) most significant suppliers (the “Key Suppliers”) of the Business based on amounts reasonably expected to be invoiced in the 2015 fiscal year (on an annualized basis), in each case, not taking into account any such customer or supplier who has terminated its subscription or supply relationship with the Seller Parties, the Companies or their applicable Affiliates (with respect to the Business) prior to the Agreement Date.  Except as set forth in Section 4.20 of the Seller Disclosure Letter, since January 1, 2015 through the date hereof, neither the Seller Parties nor the Companies have received any written notice of breach or termination from any Key Customer or any Key Supplier.

Section 4.21                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Letter), none of the Seller Parties, the Companies or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of any Seller Party, the Companies or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, the Companies, the Company Equity Interests, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, the Companies or any other Person.  Except for the representations and warranties expressly set forth this Agreement (as modified by the Seller Disclosure Letter), each Seller Party hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, internal ratings, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates, including omissions therefrom. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Letter), without limiting the foregoing, no Seller makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the success, profitability or value of the Companies or the Business. Nothing herein (including any disclaimer of reliance) shall limit or restrict in any manner any of Buyer’s rights or available remedies in the event of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties, as of the date hereof and as of the Closing Date:

Section 5.01                             Incorporation and Authority of Buyer.  Each of the U.S. Buyer and the Canadian Buyer is a corporation or other entity duly incorporated or formed, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or entity power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions) to which it is party in accordance with the terms of thereof.  The execution, delivery and performance each of the U.S. Buyer and the Canadian Buyer of the Buyer Transaction Agreements have been duly authorized by all requisite corporate or other action on the part of the U.S. Buyer and the Canadian Buyer, as applicable, and no further shareholder or other similar approval is required in connection with of the U.S. Buyer and the Canadian Buyer’s execution, delivery and performance of the Buyer Transaction Agreements, as applicable.  This Agreement has been duly and validly executed and delivered by Buyer, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be duly and validly executed and delivered by of the U.S. Buyer and the Canadian Buyer, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of the U.S. Buyer and the Canadian Buyer enforceable against of the U.S. Buyer and the Canadian Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02                             No Conflict.  Except for (a) the Consents listed in Section 5.03 of the Buyer Disclosure Letter and (b) in the case of clause (iii) below, any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions, or otherwise perform its obligations under the Buyer Transaction Agreements, in each case, that are to be consummated and performed at the Closing, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements or the consummation by the Buyer Parties of the Transactions, do not and will not:

(i)                                     violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(ii)                                  conflict with or violate any Law or Order applicable to Buyer; or

(iii)                               result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on any assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound.

Section 5.03                             Consents and Approvals.  The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not, and the consummation of the Transactions contemplated thereby will not, require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) as may be necessary solely as a result of any facts or circumstances relating to solely the Seller Parties, the Companies or their respective Affiliates or (b) the obtaining and/or filing Consents listed in Section 5.03 of the Buyer Disclosure Letter.

Section 5.04                             Absence of Restraints; Compliance with Laws.

(a)                                 To the Knowledge of Buyer as of the Agreement Date, no facts or circumstances exist that would reasonably be expected to materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform in all material respects its obligations under the Buyer Transaction Agreements.

(b)                                 Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform in all material respects its obligations under the Buyer Transaction Agreements.

Section 5.05                             Securities Matters.  Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act).  The Company Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Company Equity Interests or any interest in them.  Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Company Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Company Equity Interests.  Buyer acknowledges that the Company Equity Interests have not been registered under the Securities Act, or any securities Laws of any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Company Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.06                             Financial Ability.

(a)                                 Attached hereto as Exhibit D is a true and complete copy of the executed commitment letter to Buyer dated as of the Agreement Date (the “Equity Commitment Letter”), from the Persons listed on the signature pages thereto (collectively, the “Equity Investors”), pursuant to which the Equity Investors have, on and subject to the terms set forth therein, committed to provide cash equity for the Transactions up to an aggregate amount set forth therein (the “Equity Financing”), which amount is greater than or equal to the full amount of the cash required to consummate the Transactions (on the terms contemplated by the Transaction Agreements) to be consummated at the Closing and in each case to pay all related fees and expenses.

(b)                                 The Equity Commitment Letter is a legal, valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(c)                                  There are no side letters or other contracts, agreements or understandings to which Buyer or any of its Affiliates is a party relating to the Equity Financing other than as expressly set forth in the Equity Commitment Letter.

(d)                                 The Equity Commitment Letter provides, and will continue to provide, that Seller Parent is a third party beneficiary thereof and is entitled to cause Buyer to enforce such agreement, and that Buyer and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein and therein.

(e)                                  Except as specifically set forth in the Equity Commitment Letters, (i) there are no conditions precedent to the obligations of the Equity Investors to fund the Equity Financing and (ii) there are no contingencies pursuant to any contract, agreement or other understanding relating to the Transactions to which Buyer or any of its Affiliates is a party that would permit any of the Equity Investors to reduce the total amount of the Equity Financing or impose any additional condition precedent to the availability of the Equity Financing.

(f)                                   As of the Agreement Date, (i) the Equity Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated by Buyer as of the Agreement Date), (ii) the commitments set forth in the Equity Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated as of the Agreement Date) and (iii) assuming the accuracy of the representations and warranties of the Seller Parties set forth in this Agreement (and in any certificate delivered in connection with this Agreement), to the Knowledge of Buyer, no event has occurred which would result in any breach by Buyer of, or constitute a default by Buyer under, any term or condition to closing of the Equity Commitment Letter, or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 10.02).

(g)                                  Buyer has, and, will have at the Closing, (i) the resources and capabilities (financial and otherwise) to perform (or cause the performance of) its obligations under the Buyer Transaction Agreements to be performed at the Closing (including all payments to be made by it at the Closing) and (ii) immediately available funds in connection with the Equity Financing and any other available sources in an aggregate amount that will enable Buyer to (x) consummate the Buyer Transactions (on the terms contemplated by the Buyer Transaction Agreements) to be consummated at Closing and (y) pay all related fees and expenses to be paid at Closing and (z) undertake its other obligations at Closing upon the terms contemplated by the Buyer Transaction Agreements.  As of the Agreement Date, Buyer has not incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case which would materially impair or delay Buyer’s ability to consummate the Buyer Transactions contemplated by the Transaction Agreements to be consummated at the Closing.

Section 5.07                             Brokers.  No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission from Buyer or any of its Affiliates in connection with any Transaction, except for such fees or commission for which Buyer or its Affiliates are solely responsible.

Section 5.08                             Investigation.  Buyer acknowledges and agrees that it (a) has had an opportunity to conduct such inquiries and investigations as it deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Companies, the Company Equity Interests, the Business, the Acquired Assets and Assumed Liabilities, (b) to the Knowledge of Buyer, has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Companies, the Company Equity Interests, the Business, the Acquired Assets and Assumed Liabilities, as it has requested.  Buyer further acknowledges and agrees that the only representations and warranties made by the Seller Parties are the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Letter) and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Seller Parties or any of their respective Affiliates, any Representatives of the Seller Parties or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, internal ratings, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through such Persons, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Seller Parties expressly set forth in this Agreement (as modified by the Seller Disclosure Letter).  Nothing herein shall affect, limit or restrict in any manner any of Buyer’s or any of its respective Affiliates’ rights or available remedies in the event of Fraud.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01                             Conduct of Business Before the Closing.

(a)                                 Except as required by applicable Law or as otherwise required by this Agreement or the other Transaction Agreements prior to Closing, and except for matters identified in Section 6.01 of the Seller Disclosure Letter, during the Pre-Closing Period unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parties will, and will cause the Companies to, (x) conduct the Business in the ordinary course of business, and (y) use commercially reasonable efforts to preserve intact their business organizations related to the Business and preserve their current business relationships and goodwill. With respect to the Business, the Companies, their respective assets (including the Acquired Assets) and/or the Assumed Liabilities, the Seller Parties shall not, and shall cause each of its applicable Affiliates (including each Company) not to, directly or indirectly:

(i)                                     amend the organizational documents of any of the Companies or form any Subsidiary of a Company;

(ii)                                  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other Person, business, organization or division (or any material assets of any of the foregoing);

(iii)                               incur any Indebtedness (including any intercompany loan or intercompany debt), issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the Liabilities of any Person, or make any loans or advances (in each case, other than (A) in the ordinary course of business or (B) pursuant to intercompany borrowing arrangements, in each case, that will be either Excluded Liabilities or settled or repaid in full, or canceled or terminated at or before the Closing with no Liability to the Business or the Companies arising therefrom for all periods after Closing);

(iv)                              (A) redeem, dispose of, issue or sell any shares of, or other equity interests in, any Company, or securities convertible into or exchangeable for such shares or equity interests, or redeem, dispose of, issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities; or (B) split, subdivide, combine or reclassify the outstanding capital stock or equity interests of any Company;

(v)                                 (A) grant or announce any new incentive awards, bonus or similar compensation or any increase in the wages, salaries, compensation, bonuses, or incentives payable to any Business Employee, or (B) establish or increase or promise to increase any benefits under any Employee Plan, except, in either case, (1) as required by Law, any Employee Plan in existence on the Agreement Date that has been previously disclosed to Buyer, (2) increases in wages, salaries, compensation, bonuses and incentives to the extent required by Law or if the Closing Date is after December 31, 2015, annual increases in wages and base salaries in the ordinary course of business consistent with past practice, (3) the payment of annual bonuses in the ordinary course consistent with past practice as required under the terms of the applicable Employee Plan in existence on the Agreement Date that has been previously disclosed to Buyer and (4) changes to benefits that are applicable to the covered employees of the Business and the Seller Parties generally or that result from negotiations involving any labor union representing any employees of the Business, or (D) terminate any Business Employee other than for cause as determined in the sole discretion of the Seller Parties and the Companies;

(vi)                              enter into any settlement or release with respect to any Action relating to the Business other than (A) any settlement or release that contemplates only the payment of money (which payment shall be fully paid prior to the Closing Date) without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities and results in a full and absolute release of the claims giving rise to such Action, or (B) any settlement or release involving the payment of Excluded Liabilities reflected on the Seller Disclosure Letter;

(vii)                           enter into any transactions, contracts or understandings with Affiliates that would be binding on the Business, any Company (or its assets, including the Acquired Assets) or Assumed Liabilities after the Closing;

(viii)                        (A) incur, create, assume, or grant any Lien on the (1) Company Equity Interests (whether tangible or intangible); (2) the Business; or (3) other than granting or suffering to exist a Permitted Lien, the Acquired Intellectual Property or the assets of the Companies (including the Acquired Assets), (B) sell, assign, transfer, pledge, encumber, license, or sublicense (other than, in the case of Company Intellectual Property, non-exclusive licenses granted to customers in the ordinary course of business), convey surrender, relinquish, abandon or otherwise dispose of any Acquired Intellectual Property or options or rights in or to any Acquired Intellectual Property, or (C) enter into any new or discontinue any line of business material to the Business;

(ix)                              except as may be required as a result of a change in Law or GAAP first arising after the Agreement Date, change any of the financial accounting principles or practices, methods of accounting or accounting practice or policy used by the Seller Parties or their Affiliates (as it relates to the Business, the Companies, their respective assets (including the Acquired Assets)  or Assumed Liabilities), including any changes to the working capital policies applicable to the Business (including by accelerating the receipt of amounts due with respect to any receivables or lengthening the period for payment of accounts payable), other than in the ordinary course of business of the Business;

(x)                                 (A) make or change any Tax election (except in the ordinary course of business), (B) change an annual accounting period for Tax purposes, (C) adopt or change any Tax accounting method, (D) file any amended Tax Return, (E) enter into any closing agreement, (F) settle any Tax Claim or assessment, (G) surrender any right to claim a refund or other reduction of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment (except in the ordinary course of business), in each case except to the extent that such action would not have the effect of increasing in any material respect the Tax Liability of either Company for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of the Company existing on the Closing Date;

(xi)                              (A) other than in the ordinary course of Business, enter into, amend, renew, terminate, waive or otherwise modify any Material Contract, or (B) enter into any contract that restrains, restricts or limits the ability of the Companies or the Business to compete with or conduct any business or line of business in any geographic area;

(xii)                           fail to maintain in full force and effect any Business Policies or fail to take commercially reasonable efforts to replace or renew any such policies;

(xiii)                        (A) make or commit to make any non-budgeted, capital expenditures, other than capital expenditures made in order to continue to operate the Business in the ordinary course of business or (B) fail to make any budgeted capital expenditures; or

(xiv)                       enter into any legally binding commitment or contract with respect to any of the foregoing.

Section 6.02                             Access to Information.

(a)                                 During the Pre-Closing Period, upon reasonable prior notice, the Seller Parties shall, and shall cause the Companies to, (i) permit Buyer, its Affiliates and Representatives reasonable access, during normal business hours, to the properties, books and records, personnel, facilities and representatives of the Business (including those of the Seller Parties and their respective Affiliates and Representatives, in each case, in respect of the Business) and (ii) furnish to Buyer and the Representatives of Buyer such additional financial and operating data and other information regarding the Business (or true and complete copies thereof) as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions and preparing to operate the Business following the Closing.

(b)                                 Notwithstanding anything in this Agreement to the contrary,

(i)                                     (A) in no event shall the Seller Parties, the Companies or their respective Affiliates and Representatives be obligated to provide any (1) access or information in violation of any applicable Law, (2) information the disclosure of which (based on the advice of outside legal counsel) would jeopardize any applicable privilege (including the attorney-client privilege) available to the Seller Parties, the Companies or any of their respective Affiliates relating to such information, (3) information the disclosure of which would cause the Seller Parties, the Companies or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (4) consolidated Tax Return of the Seller Parties or their Affiliates (other than the portion of such Tax Returns that relates to the Companies or the Business), and (B) the investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the normal businesses, personnel or operations of the Seller Parties, the Companies or any of their respective Affiliates or the Business; provided, that, in each case, the Seller Parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to permit such access or disclosure, including by using commercially reasonable efforts to obtain any consents of third parties (including the auditors and accountants of the Seller Parties, the Companies, any of their respective Affiliates or the Business) that are necessary to permit such access or make such disclosure;

(ii)                                  the auditors and accountants of the Seller Parties, the Companies, any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and, only after and if the applicable auditors and accountants so request, such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iii)                               before the Closing, Buyer shall not conduct, without the prior written consent of Seller Parent, which Seller Parent may withhold for any reason, any intrusive or physical environmental investigation, testing or sampling in, on, at or under any property affiliated with the Business or with, the Seller Parties, the Companies or any of their respective Affiliates, including any sampling, testing or other intrusive or physical indoor or outdoor investigation of air, surface water, groundwater, soil, building structures or materials or anything else in, on, at or in connection with any real property associated or affiliated in any way with the Business, the Seller Parties, the Companies or any of their respective Affiliates.

(c)                                  If reasonably requested by Seller Parent, Buyer shall enter into a customary and reasonable joint defense agreement or common interest agreement with one or more of the Seller Parties, the Companies or any of their respective Affiliates with respect to any privileged information provided by such Person to Buyer, pursuant to this Section 6.02 or otherwise.

Section 6.03                             Confidentiality.

(a)                                 The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer to the same extent as Warburg Pincus LLC as if party thereto) until the Closing, at which time all of the confidentiality, use and other obligations under the Confidentiality Agreement and this Section 6.03(a) shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business, the Companies, their respective assets (including the Acquired Assets) or Assumed Liabilities, and for all other Confidential Information (as defined in the Confidentiality Agreement) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)                                 After the Closing and, except in the ordinary course of business, during the Pre-Closing Period, the Seller Parties shall (and shall cause each of their respective Affiliates and Representatives to) not use or disclose (except as required in connection such Seller Parties performance under the Transition Services Agreement or the Exclusive Distribution Agreement) to any Person any information concerning the Business, any Company, their respective assets (including Acquired Assets) or liabilities (including Assumed Liabilities) (in each case, solely to the extent used in the Business, the “Business Confidential Information”).  This Section 6.03(b) shall not apply to disclosure of Business Confidential Information (i) to the extent that it becomes generally known to the public through no fault of any Seller Party, its Affiliates or any of their respective Representatives; (ii) to the extent it becomes available to the Seller Party or its Affiliates or Representatives on a non-confidential basis without violation of this Agreement or the Confidentiality Agreement from a source not known by the Seller Party or its Affiliates, as applicable, to be bound by an obligation or duty of confidentiality; (iii) to a director, officer or employee of the Seller Parties who needs to know such Business Confidential Information for purposes of performing his or her duties as required under the Exclusive Distribution Agreement and Transition Services Agreement and is subject to confidentiality duties or obligations with respect to such Business Confidential Information; or (iv) to the extent that it is required to be disclosed in connection with the enforcement by the Seller Parties of their rights under the Seller Transaction Agreements or as required by Law, by a rule of a listing authority by which the applicable Seller Party’s shares are listed, a stock exchange on which Seller’s shares are listed or traded or by a Government Authority, provided that the disclosure shall to the extent reasonably permissible by Law be made after consultation with Buyer and allowing Buyer the reasonable opportunity to contest (and review and comment on) such disclosure.

Section 6.04                             Regulatory and Other Authorizations.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each of the Seller Parties and Buyer shall use their respective reasonable best efforts, and shall cause their respective Affiliates to use reasonable best efforts, to (i)  promptly secure the issuance, reissuance or transfer of all licenses and Permits that may be or become necessary to operate the Business following the consummation of the Transactions, and (ii) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.  Each Party will use reasonable best efforts to cooperate with the reasonable requests of the other Party in seeking promptly to obtain all Consents from Government Authorities required in connection with Closing, if any, and the issuance, reissuance or transfer of all such licenses and Permits.

(b)                                 Each Party shall promptly notify the other Party of any oral or written communication it receives from any Government Authority which are material to the matters that are the subject of this Section 6.04, permit the other Party and its Representatives to review in advance any communication relating to the matters that are the subject of this Section 6.04 proposed to be made by such Party to any Government Authority and provide the other Party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.04.  No Party shall agree to participate in any meeting or discussion with any Government Authority in respect of any material issues pertaining to such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Government Authority and as reasonably practicable, gives the other Party the opportunity to attend and participate at such meeting.

(c)                                  Each Party shall, upon request, furnish the other Party with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any filing, notice or application required to be made by or on behalf of such Party or any of its Affiliates with any Government Authority in connection with the Transactions.  Each Party represents, warrants and agrees that any information furnished by it or its Affiliates for inclusion in any regulatory application will be true and complete in all material respects as of the date so furnished (or as of such other date to which such information speaks).

(d)                                 Each Party may, as each deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section 6.04 as “Outside Counsel Only.”  Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officer, or directors of the recipient unless express written permission is obtained in advance from the providing Party (Buyer or Seller Parent, as the case may be).  Notwithstanding anything to the contrary in this Section 6.04, materials provided to the other Party or its outside counsel may be redacted (i) to remove references concerning valuation and (ii)  as necessary (based on the advice of outside legal counsel) to protect reasonable attorney-client or other legal privilege.

(e)                                  Subject to applicable Law, and without limiting the generality of the foregoing, from time to time following the Closing, the Seller Parties shall, and shall cause their respective Affiliates to, work in good faith and cooperate with Buyer, its Representatives and Affiliates (as applicable), to assist Buyer with (i) the transition of any customer or other business relationships, as may be reasonably requested by Buyer and (ii) without limiting the foregoing or Section 6.03(b), a communication plan with respect to the Transactions for employees, customers and other material third parties.

Section 6.05                             Third Party Consents.  Each Party agrees to cooperate with the other, and, as requested by the other party, use commercially reasonable efforts, to obtain any other Consents and approvals from any third Person other than a Government Authority that may be required in connection with the Transactions (collectively, “Third Party Consents”).  Notwithstanding anything in this Agreement to the contrary, none of the Seller Parties or any of their Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such required Third Party Consent.

Section 6.06                             Intercompany Obligations. The Seller Parties shall take such action and make such payments as may be reasonably necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (a) pursuant to the Transaction Agreements or (b) as set forth in Section 6.06 of the Seller Disclosure Letter) between any Companies, on the one hand, and the Seller Parties and their other Affiliates, on the other hand, in each case, without any Liability to Buyer, the Companies or the Business at or after the Closing.  Notwithstanding anything to the contrary contained herein, any Liabilities that arise as a result of or in connection with the settlement or elimination of intercompany obligations pursuant to Section 6.06 shall be borne solely by the Seller Parties.

Section 6.07                             Cooperation.  During the Pre-Closing Period, (a) each of Seller Parent and Buyer shall use reasonable best efforts, and shall cause their respective Affiliates to use reasonable best efforts to (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing (other than any action required by the Transaction Agreements) and (ii) without limiting the foregoing, use reasonable best efforts to cause all Closing Conditions (the satisfaction of which are reasonably within the control of such Party) to be satisfied as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other reasonably apprised of the status of material matters relating to the completion of the Transactions.

Section 6.08                             Reorganization.  At or prior to the Closing, as described in and in accordance with Exhibit E hereto, (a) Seller Parent shall cause Investment Research and its applicable Affiliates to transfer to the Delaware NewCo the Acquired Assets and Assumed Liabilities not owned and held by the Canadian Company and (b) the Seller Parties shall (and shall cause their respective Affiliates to) take all actions necessary or reasonably required to achieve the effects contemplated by this Section 6.08 and Exhibit E hereto.  Upon completion of the Reorganization and at the Closing, (i) all of the Acquired Assets and Assumed Liabilities will be held or owned by the Delaware NewCo (and ((x) Delaware NewCo shall not hold, own or be obligated in respect of any assets or Liabilities other than Acquired Assets and Assumed Liabilities and (y) all assets of the Companies (including the Acquired Assets) shall be free and clear of all Liens, except for Permitted Liens), and (ii) except as set forth in Section 6.08 of the Seller Disclosure Letter, in respect of any Overlap Contracts, or pursuant to the Transaction Agreements, the Seller Parties and their Affiliates (other than the Companies) will not (A) be engaged in the Business or hold, lease or license, or have any direct or indirect right, title or interest in or to (including to use) any assets of the Companies (including any Acquired Assets) or assets owned, used or held for use exclusively in connection with or which are Related to the Business and (B) no other Affiliate of the Seller Parties will be engaged in the Business or own or have the right to use any assets Related to the Business. The Seller Parties shall provide Buyer with a reasonable opportunity to review and comment on all documentation relating to the Reorganization and consider in good faith any comments with respect thereto.  The Canadian Company is not acquiring any assets or assuming any Liabilities in connection with the Reorganization.

Section 6.09                             Equity Financing.

(a)                                 Buyer shall not permit any assignment of any Equity Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, any Equity Commitment Letter, in each case without obtaining Seller Parent’s prior written consent; provided that Buyer may amend, supplement or modify the Equity Commitment Letter without any such Seller Parent’s consent if such amendment supplement, modification or waiver does not (i) impose new or additional conditions beyond those contained in the Equity Commitment Letter as of the Agreement Date or adversely modify any existing condition or contingency to the funding of the Equity Financing contained in the Equity Commitment Letter as of the Agreement Date, (ii) reduce the aggregate amount of the Equity Financing from that contemplated in the Equity Commitment Letter or (iii) adversely impact the ability of Buyer to timely consummate the Transactions or the ability of the Seller Parties to enforce its rights hereunder or thereunder.

(b)                                 Buyer shall take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter and (iii) satisfying on a timely basis all conditions applicable to Buyer in the Equity Commitment Letter that are within its control, (v) enforcing its rights under the Equity Commitment Letter to the extent permitted in accordance with its terms and (vi) consummating the Equity Financing at the Closing, including by causing the Equity Investors to fund the Equity Financing at the Closing.

(c)                                  Upon written request, Buyer shall keep Seller Parent reasonably informed on a reasonably current basis in reasonable detail of all material activity concerning the Equity Financing.  Without limiting the generality of the foregoing, Buyer shall promptly notify Seller Parent (A) of any breach (or threatened breach) or default (or any event or circumstance that would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter of which Buyer actually becomes aware, (B) of the receipt by Buyer of any written notice or communication from any Equity Investor with respect to any breach (or threatened breach) or default (or any event or circumstance that would reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to an Equity Commitment Letter of any provisions of any Equity Commitment Letter, and (C) if for any reason, Buyer at any time believes it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter.

(d)                                 Buyer acknowledges and agrees that its obtaining the Equity Financing is not a condition to any of its Closing obligations hereunder, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of the Buyer. For the avoidance of doubt, if the Equity Financing has not been obtained, Buyer shall continue to be obligated to consummate the Transactions on and subject to the terms and conditions contemplated by this Agreement regardless of whether Buyer has complied with all of its other obligations under this Agreement (including its obligations under this Section 6.09).

(e)                                  Upon request of Buyer, at the sole cost and expense of Buyer, the Seller Parties and the Companies shall cooperate and provide reasonable assistance to the Buyer and its Representatives in connection with the arrangement of any equity or debt financing sought by Buyer in connection with the Transactions, including the financing contemplated by the Equity Commitment Letter (including, without limitation, the production of executory financial statements to the extent not materially burdensome to provide); provided, that such requested cooperation and assistance does not unreasonably interfere with their respective businesses, impair or delay the consummation of the Transactions in accordance with the terms hereof or require any Seller Party or its Affiliates to enter into any contract that is not contingent upon Closing or subject any Seller Party or its Affiliates to any actual or potential Liability. Buyer shall promptly reimburse (or, if reasonably requested by the Seller Parties in writing together with appropriate invoices and other documentation, pay in advance) all documented, out-of-pocket costs and expenses reasonably incurred by the Seller Parties, the Companies or their Affiliates and their respective Representatives in connection with their cooperation and assistance with respect to any financing (including the Equity Financing) pursuant to Section 6.09.

Section 6.10                             Affiliate Contracts.  The Seller Parent shall (and shall cause each of its Affiliates to) fully pay, discharge and terminate each of the Affiliate Contracts set forth in Section 6.10 of the Seller Disclosure Letter, in each case, without any Liability to Buyer, the Companies or the Business at or after the Closing.

Section 6.11                             Migration Plan.  Following the Agreement Date, the Parties will use commercially reasonable efforts to agree on a written plan (which plan shall be attached to the Transition Services Agreement, including through an amendment if agreed following the Closing) setting forth the required cooperation and undertakings of the parties with respect to Buyer’s and its Affiliates’ transition and migration from the use of the systems, operations, processes and platforms contemplated under the Transitions Services Agreement (such plan to be in accordance with the terms and time periods contemplated by the Transition Services Agreement attached hereto).

Section 6.12                             Cash Subscriber Exhibit.  Promptly, and in no event more than four (4) Business Days, following the Agreement Date, Seller Parent (on behalf of the Sellers) shall provide the list of Cash Subscribers (as defined in the Exclusive Distribution Agreement) to Buyer to be included in Exhibit B and Exhibit D thereof.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01                             Access.

(a)                                 From and after the Closing Date, in connection with any reasonable, noncompetitive business purpose agreed to by the Parties, including the preparation of Tax Returns or complying with obligations of the Parties or any of their respective Affiliates under any audit request, subpoena or other investigative demand or the defense of any Tax audit, claim or assessment, or U.S. Securities and Exchange Commission or other applicable regulatory reporting obligations of the Parties or any of their respective Affiliates, accounting matters, the defense or prosecution of any litigation, arbitration or other dispute, but excluding any subject matter of any Action between the Parties, upon reasonable prior notice, and except to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege, as reasonably determined upon the advice of counsel (including the attorney-client privilege and work product privilege) or (iii) comply with any contractual confidentiality obligations, Buyer and the Seller Parties shall, as applicable, and shall cause their respective Affiliates and Representatives to (A) permit the requesting Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of such Party and its applicable Affiliates and Representatives, in each case, in respect of the Business, the Companies, their respective assets (including the Acquired Assets) and Assumed Liabilities, (B) furnish to the requesting Party and its Representatives and their respective Affiliates such additional financial, operating data, employee and other information and policies regarding the Companies, their respective Affiliates, and the Business (or true, accurate and complete copies thereof) as any Party or its Representatives may from time to time reasonably request and (C) make available to each of the Parties and their Representatives and their respective Affiliates those employees of such Party or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be reasonable and necessary to assist such requesting Party, its Representatives or their respective Affiliates in connection with its reasonable inquiries for any purpose referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes and the reasonable assistance of such persons in furnishing information pursuant to Section 7.01(a)(iii)(A); provided, however, that the foregoing access shall not unreasonably interfere with the normal business or operations of the Parties or any of their respective Affiliates (including the Business) or result in any breach of the Law or contract or waive attorney-client privilege, work product privilege or similar doctrines; and provided, further, that the respective auditors and accountants of the Parties or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Buyer, the Companies or their respective Affiliates be obligated to provide any (i) consolidated Tax Return of the Buyer or its Affiliates (other than the portion of such Tax Returns that relates to the Companies) or (ii) any information that, as reasonably determined by Buyer in good faith, would require disclosure of proprietary information of the Business, the Companies or their respective Affiliates. Buyer or Seller Parent (on behalf of the Sellers), as applicable, shall reimburse the other Party for reasonable out-of-pocket costs (including reasonable attorneys’ fees) and expenses incurred in assisting Buyer or Seller Parent (on behalf of the Sellers), as applicable, pursuant to this Section 7.01(a).

(b)                                 From and after the Closing Date, the Seller Parties will cooperate and provide reasonable assistance to Buyer and the Companies in connection with the preparation of audited financial statements for the Companies for periods ending on or prior to the Closing.

(c)                                  Any information disclosed to the Seller Parties or its Affiliates or Representatives pursuant to this Section 7.01 shall be held and treated as confidential for the purposes of this Agreement subject to the confidentiality obligations in Section 6.03 and any information disclosed to Buyer or its Affiliates or Representatives pursuant to this Section 7.01 that is not related to the Company and/or the Business shall be held and treated as confidential for the purposes of this Agreement subject to the confidentiality obligations in Section 6.03.

Section 7.02                             Rights to Seller Names and Seller Marks.

(a)                                 Except as otherwise provided in this Section 7.02 or any other Transaction Agreement, (i) Buyer and its Affiliates shall cease and discontinue all uses of the Seller Names and Seller Marks promptly after the Closing, and in any event no later than nine (9) months after the Closing Date and (ii) Buyer, for itself and its Affiliates, agrees that the rights of the Companies to the Seller Names and Seller Marks pursuant to the terms of any trademark agreements or otherwise between Seller and its Affiliates on the one hand and the Companies on the other shall terminate on the Closing Date.

(b)                                 Buyer and its Affiliates shall (i) upon the Closing Date, as promptly as practicable, cease all use of any of the Seller Names and Seller Marks on or in connection with all stationery, business cards, purchase orders, invoices and other similar correspondence and other documents of a contractual nature, (ii) promptly, and in any event no later than nine (9) months after the Closing Date, complete the removal of the Seller Names and any Seller Marks from all product, services and technical information promotional brochures, and (iii) with respect to the assets of the Companies bearing any Seller Names or Seller Mark, use their commercially reasonable efforts to relabel such assets or remove or obscure such Seller Names and Seller Marks from such assets as promptly as practicable, and in any event no later than nine (9) months after the Closing Date. For the avoidance of doubt, except as provided herein or otherwise established in Section 5 of the Exclusive Distribution Agreement, Buyer and its Affiliates shall not use any of the Seller Names and Seller Marks in any product or service produced and distributed after the Closing.

(c)                                  Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates (i) will not expressly do business as or represent themselves as any Seller Party or any of its Affiliates and (ii) with respect to the assets of the Companies managed, operated or leased after the Closing Date, will not represent to the owners or lessors of such assets that such assets are those of the Seller Parties and their respective Affiliates and (iii) will reasonably cooperate with the Seller Parties or any of their respective Affiliates in terminating any contracts pursuant to which Seller or the Companies licenses any Seller Names or Seller Marks to customers in connection with the Business.

(d)                                 Promptly after the Closing Date, but in any event no later than thirty (30) Business Days after the Closing Date, Buyer and its Affiliates shall make all filings with any Government Authority required to effect the elimination of any use of the Seller Names and Seller Marks from the corporate names, registered names or registered fictitious names of the Companies.

(e)                                  Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 7.02, neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Names and Seller Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller Parent or any of its Affiliates in or to any of the Seller Names and Seller Marks. Seller Parties hereby grant, on behalf of themselves and their Affiliates, to Buyer, its Affiliates and the Companies, a royalty-free, non-exclusive right and license to use the Seller Names and Seller Marks in connection with the Business during the periods and for the purposes contemplated under this Section 7.02.

Section 7.03                             Preservation of Books and Records.

(a)                                 The Seller Parent and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date to the extent necessary to comply with applicable Law.  Buyer agrees that it shall preserve and keep all original books and records in respect of the Business in the possession of Buyer or its Affiliates for at least a period of six (6) years from the Closing Date. Buyer shall, upon Seller Parent’s reasonable request, make available to Seller Parent the original IRS Forms W-8 and W-9 in its possession that are Related to the Business relating to period ending on or before the Closing Date to enable Seller Parent or its Affiliates to respond to a Taxing Authority’s request therefor.

(b)                                 During such six (6) year period, Buyer or its Affiliates may at any time dispose of such books and records to the extent permitted by applicable Law, which such disposal shall not be a breach of this Agreement; provided, that before Buyer or any Affiliate shall dispose of any of such books and records, Buyer shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller, together with a reasonably detailed list of the books and records to be disposed of, and Seller or any of its Affiliates shall be given an opportunity, at their sole cost and expense, to remove and retain all or any part of such books and records as it may elect.

(c)                                  As soon as reasonably practical after the Closing Date and subject to applicable Law, the Seller Parties shall deliver or cause to be delivered to Buyer all books,

records, data and files, including (without duplication) records and files stored on computer discs or tapes or any other storage medium (collectively, “Records”) in the possession of or under the reasonable control of the Seller Parties (other than the Companies) that the Companies need, or as may be reasonably requested by Buyer, in order to operate the Business following the Closing; provided, however, that:

(i)                             Buyer recognizes that portions of certain Records may solely relate to Seller Parent or to Subsidiaries, divisions or assets of Seller Parent other than the Business and that Seller Parent may extract and or redact such Records;

(ii)                          Seller Parent may retain (and not provide copies of) all Records prepared in connection with the sale of the Business, including bids received from other parties and analyses relating to the sale of the Business; and

(iii)                       Seller Parent may retain any combined, consolidated or unitary Tax Returns that include a Company and Buyer shall be provided with copies of such Tax Returns only to the extent that they relate to separate Tax Returns or Tax Liability of any of the Companies or with respect to the Acquired Assets, Assumed Liabilities or the Business.

Section 7.04                             Non-Competition Covenant.

(a)                                 Non-Competition.  Prior to a Change of Control of Seller Parent and except as permitted by this Section 7.04, for a period of two (2) years from the Closing Date, no Seller Party shall, and each Seller Party shall cause its Controlled Affiliates (collectively with the Seller Parties, the “Restricted Parties”) not to, engage in a Competing Business.

(b)                                 Exceptions.

(i)                                     Nothing in this Section 7.04 shall preclude, prohibit or restrict any Restricted Party or any of its Subsidiaries from engaging in any manner in:  (A) any Existing Business Activities; (B) any De Minimis Business; or (C) any business or activity that would otherwise violate Section 7.04(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with any Restricted Party or any of its Subsidiaries (an “After-Acquired Company”) in each case after the Closing Date; provided, that with respect to clause (C), at the time of acquisition, the After-Acquired Business or After-Acquired Company obtains less than 20% of its revenues from a Competing Business and, if the After-Acquired Business or After-Acquired Company is not a De Minimis Business, the applicable Person, (1) within nine (9) months after the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, signs a definitive agreement to dispose, and subsequently disposes pursuant to such agreement, of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company or (2) at the expiration of such nine (9) month period, the business and activities of the After-Acquired Business or the After-Acquired Company complies with this Section 7.04.

(ii)                                  With respect to each Seller Party (other than Seller Parent) and each Subsidiary of any Seller Party this Section 7.04 shall cease to be applicable to such Person at such time as it is no longer a Subsidiary of Seller Parent and shall not apply to any Person that purchases assets, operations or a business from any Seller Party or any of their respective Subsidiaries if such Person is not a Subsidiary of Seller after such transaction is consummated.

(c)                                  Notwithstanding anything to the contrary set forth in any Transaction Agreement, no Restricted Party may take, accomplish or otherwise effect indirectly any action it is prohibited from taking, accomplishing or otherwise effecting directly pursuant to this Section 7.04

(d)                                 As used in this Section 7.04:

“Change of Control” means (a) any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%), indirectly or directly, of the voting power of the then outstanding securities of the Seller Parent, or (b) consummation of any amalgamation, merger, consolidation, recapitalization, share exchange or similar business combination transaction involving Seller Parent or any direct or indirect Subsidiary thereof with any other entity, or any sale or other disposition of all or substantially all of the assets of Seller Parent and its consolidated Subsidiaries to any other person or entity, following which the voting securities of Seller Parent that are outstanding immediately prior to such transaction cease to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or the person or entity that owns substantially all of Seller Parent’s assets either directly or through one or more Subsidiaries) or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Seller Parent or, if Seller Parent is not the surviving entity, such surviving entity (or the person or entity that owns substantially all of Seller Parent’s assets either directly or through one or more Subsidiaries) or any parent thereof, outstanding immediately after such transaction.

“Competing Business” means the business of producing oil-and-gas research, products, information and data services and oil-and-gas midstream or services research products, information and data services, and in connection therewith, obtaining and analyzing data and other information related to the oil and gas sector, issuers, plays or regions and creating analytical models and corresponding databases.

“De Minimis Business” means (a) any minority non-Control equity investment by Seller Parent or any of its Subsidiaries in any Person in which Seller Parent and its Subsidiaries collectively hold not more than five (5%) of the outstanding voting securities or similar equity interests and (b) any business activity that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition and thereafter, the net revenues derived from the Competing Business by such After-Acquired Business or After-Acquired Company constitute less than ten percent (10%) of the net revenues of such After-Acquired Business or After-Acquired Company for the most recently completed fiscal year preceding such acquisition; provided, that, in the case of the foregoing clause (a) that the Seller Parent or any of its Subsidiaries has no other participation in the Competing Business of such Person.

“Existing Business Activities” means any business conducted or investment held by the Seller Parties or, as of the Agreement Date, their Subsidiaries other than the Business.

(e)                                  The parties intend that the conditions set forth in subsection 56.4(7) of the Tax Act (and the equivalent provisions of any applicable provincial tax legislation) have been met such that subsection 56.4(5) of the Tax Act (and the equivalent provisions of any applicable provincial tax legislation) applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the Tax Act) granted by the Seller Parties pursuant to this Agreement with respect to the Business, including the covenants contained in Section 7.04 and 7.05 of this Agreement (the “Restrictive Covenants”). For greater certainty, the parties hereto agree and acknowledge that: (i) for the purposes of the Tax Act, no part of the consideration payable to the Seller Parties under this Agreement is allocable to, and no proceeds are receivable by Seller Parties for, granting the Restrictive Covenants; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Company Equity Interests acquired by the Buyer under this Agreement.

Section 7.05                             Non-Solicitation.  Each Seller Party covenants and agrees that, during the period from the Closing Date until the second (2nd) anniversary of the Closing Date, such Seller Party shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (a) hire or engage, or solicit to employ, any Continuing Employee, or (b) induce or otherwise counsel, advise or encourage any Continuing Employee to terminate their employment or engagement with Buyer, any Company or any of their respective Affiliates; provided, however, that with respect to the foregoing clauses (a) and (b), it shall not be a violation of this Section 7.05 to (i) make general solicitations in the public media that are not targeted specifically at or to the Continuing Employees or (ii) hire any Continuing Employee not solicited in violation of this Section 7.05 at any time six (6) or more months following the date of termination of such Continuing Employee by Buyer or its applicable Affiliate (unless such hiring or soliciting would cause such employee to breach any of such employee’s contractual obligations to Buyer, a Company or any of their respective Affiliates).

Section 7.06                             Receivables.  Except to the extent addressed by the Exclusive Distribution Agreement, from and after the Closing, if the Seller Parties or any of their Affiliates receives or collects any funds relating to any accounts receivable for, or payment due in respect of, the Business (other than Overlap Contracts, the revenue of which is accounted for in the Exclusive Distribution Agreement), the Seller Parties shall, or shall cause its Affiliates to, as soon as reasonably practicable and in no event more than thirty (30) calendar days, or as otherwise agreed by the Parties, after its receipt thereof, remit such funds by making payment of such funds to the bank account designated by Buyer from time to time, and inform in writing the representative designated by Buyer of the amount and payor of the receivable to be transferred. No Party shall have a right of set off with respect to such payments.

Section 7.07                             Assignment of Contracts; Approvals and Consents.

(a)                                 Notwithstanding anything in this Agreement to the contrary, unless and until such Consent is obtained, this Agreement shall not constitute an assignment or transfer of any asset that would be included in the Acquired Assets as of the Closing but for this

Section 7.07  if (i) any assignment or transfer thereof (whether by operation of law or otherwise), without the Consent of any Person (other than the Seller Parties or any of their respective Subsidiaries) would constitute a breach, violation or give rise to any other contravention or termination right thereof or be ineffective with respect to any party thereto or would violate any applicable Law and (ii) such Consent has not been obtained at or prior to the Closing (each such asset, a “Deferred Asset”).

(b)                                 With respect to any such Deferred Asset, the Seller Parties shall (and shall cause their respective Subsidiaries to) cooperate with Buyer and its Affiliates and (i) use its reasonable best efforts to obtain, or cause to be obtained, all Consents required to assign, convey and/or transfer such Deferred Asset to Buyer (or its designee) and (ii) upon obtaining the requisite Consents thereto, assign and convey all rights, title and interests associated with such Deferred Asset to Buyer (or its designee), in each case, without the payment of any consideration by Buyer or any of its Affiliates to the Seller Parties or any of its Affiliates or agreement by any Person to any adverse amendments, modifications or waivers of any material terms of any Deferred Assets, Acquired Assets or any other assets that would be Deferred Assets or Acquired Assets but for any such amendment, modification or wavier in order to obtain such Consents; provided, that no Seller Party shall be required to make any payment to any Person to obtain such Consent.

(c)                                  If any Consent or approval required to assign or transfer any Deferred Asset is not obtained at or prior to Closing, then, until the time such Consent is obtained following the Closing Date, (x) the Seller Parties shall each use reasonable best efforts to provide Buyer and its Affiliates the maximum allowable use of the Deferred Assets (which shall include, at a minimum, the economic benefits of such Deferred Assets), including by establishing an agency type or other similar arrangement reasonably satisfactory to Buyer under which Buyer (or its Affiliates) would obtain, to the fullest extent practicable, the claims, rights, interests and benefits and assume the corresponding Liabilities and obligations thereunder (to the extent such Liabilities and obligations would otherwise be Assumed Liabilities if such Deferred Assets were not Deferred Assets as of the Closing) from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) to the extent permitted by Law, the Seller Parties shall (and shall cause their respective Subsidiaries to) exercise, enforce and exploit, only at the direction of and for the benefit of Buyer and its Affiliates, any and all claims, rights and benefits of such Person arising in connection with such Deferred Asset.  Except as expressly set forth in the Exclusive Distribution Agreement, during such period and without further consideration, (i) the Seller Parties will promptly pay, assign and remit to Buyer (or its designee) when received all monies and other consideration received by it under any Deferred Asset or any claim, right or benefit arising thereunder not transferred pursuant to this Section 7.07 and (ii) Buyer will promptly pay (or cause to be paid), perform or discharge when due any Liability arising thereunder after the Closing Date.

Section 7.08                             Overlap Contracts.

(a)                                 Notwithstanding anything in this Agreement to the contrary, with respect to any Cash Customer Overlap Contract, the Parties shall (and shall cause their respective Subsidiaries to) cooperate and use their respective reasonable best efforts to amend, modify or renegotiate any Cash Customer Overlap Contract such that (i) such contract is used solely in connection with the business of the Seller Parties (other than the Business) and (ii) a Company enters into a substantially similar contract with the counterparty to such Cash Customer Overlap Contract with respect to the products and services provided by the Business under such Cash Customer Overlap Contract, provided, in each case, that no Party shall be required to make any payment to any Person to obtain such result.

(b)                                 Until such time as all rights, title and interests in and to the Cash Customer Overlap Contracts have been amended, modified or renegotiated pursuant to Section 7.08(a), (x) the Seller Parties shall each use reasonable best efforts to provide Buyer and its Affiliates the maximum allowable use of the Cash Customer Overlap Contracts to the extent relating to the ownership, operation or conduct of the Business (which shall include, at a minimum, the economic benefits of such Cash Customer Overlap Contracts related to the Business), including by establishing an agency type or other similar arrangement reasonably satisfactory to Buyer under which Buyer (or its Affiliates) would obtain, to the fullest extent practicable, the claims, rights, interests and benefits and assume the corresponding Liabilities and obligations thereunder (to the extent such Liabilities and obligations would otherwise be Assumed Liabilities if such Cash Customer Overlap Contracts were Acquired Assets as of the Closing) from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) to the extent permitted by Law, the Seller Parties shall (and shall cause their respective Subsidiaries to) exercise, enforce and exploit, only at the direction of and for the benefit of Buyer and its Affiliates, any and all claims, rights and benefits of such Person arising in connection with such Cash Customer Overlap Contracts.  Except as expressly set forth in the Exclusive Distribution Agreement, during such period and without further consideration, (i) the Seller Parties will promptly pay, assign and remit to Buyer (or its designee) when received all monies and other consideration received by it under any (1) Cash Customer Overlap Contract to the extent relating to the ownership, operation or conduct of the Business, (2) Other Overlap Contract to the extent relating to the ownership, operation or conduct of the Business prior to Closing, or (3) claim, right or benefit arising thereunder not transferred pursuant to this Agreement and (ii) Buyer will promptly pay (or cause to be paid), perform or discharge when due any Assumed Liability arising thereunder after the Closing Date.

Section 7.09                             Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, transfers notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party; provided, however, that nothing in this Section 7.09 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing. Notwithstanding anything to the contrary contained herein, to the extent that, from time to time after the Closing, any Party identifies any asset related to the Business that should have been transferred to or retained by a Company but was not so transferred or retained, or any asset that should have been transferred to or retained by a Seller Party but was transferred or retained, the Parties shall (and shall cause their respective Affiliates to) use their reasonable best efforts to transfer such assets to the appropriate Parties and, if applicable such asset shall be deemed or no longer deemed to be an Acquired Asset hereunder.

ARTICLE VIII

EMPLOYEE MATTERS

Section 8.01                             Employment of All Business Employees.

(a)                                 Terms and Conditions of Employment.  For a period of at least six (6) months following the Closing Date (or, if earlier, the date of termination of employment of the relevant employee), each Business Employee employed by any of the Companies on the Closing Date including any Business Employees on leave (“Continuing Employees”) shall be entitled to receive while in the employ of Buyer or any of the Companies reasonable and customary compensation and benefits as Buyer shall in its sole good faith discretion determine.

(b)                                 Bonuses.  As of the Closing Date, and solely to the extent applicable and solely to the extent accrued on the Final Settlement Statement, Buyer shall, or shall cause the Companies to, assume all obligations to each Continuing Employee pursuant to any incentive or bonus program covering such Continuing Employee in respect of the period from January 1, 2015 through the remainder of the 2015 calendar year.  Consistent with Buyer’s obligations under this Section 8.01, Buyer shall, or shall cause the Companies to, pay the Continuing Employees incentive compensation on the same basis as in effect prior to the Closing Date for the applicable performance measurement period which includes the Closing Date.  For the avoidance of doubt, the form of payment is not requirement to be in equity or equity-based.

(c)                                  Except as specifically set forth in Section 8.01(c) of the Disclosure Letter, the Seller Parties shall assume and retain the sponsorship of and be solely responsible for all Liabilities relating to or arising under or in connection with any Employee Plan, any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other compensation or benefit plan, program and policy maintained, sponsored or contributed to or required to be contributed to by any of the Seller Parties or any of their Affiliates (including any of the Companies) or under or with respect to which any of the Seller Parties or any of their Affiliates (including any of the Companies) has any Liabilities in any case with respect to periods at or prior to the Closing (it being agreed that all of the foregoing are Excluded Liabilities hereunder).

(d)                                 Credit for Service.  Buyer shall, or shall cause the Companies to credit Canadian Continuing Employees for service earned on and prior to the Closing Date with a Seller Party and any of their Affiliates (including the Companies), or any of their respective predecessors, in addition to service earned with Buyer and the Companies on or after the Closing Date, (i) using commercially reasonable efforts with respect to Continuing Employees whose principal place of business is in Canada (the “Canadian Continuing Employees”), to the extent that service is relevant for purposes of eligibility, vesting or the calculation of sick days or benefits (but not for purposes of defined benefit pension benefit accruals or for any purpose under any equity-based plan or arrangement) under any retirement or other employee benefit plan, program or arrangement of Buyer or any of the Companies (other than equity-based plan or arrangement) maintained for the benefit of the Canadian Continuing Employees on or after the Closing Date and (ii) with respect to any Continuing Employees for any purpose as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits or compensation with respect to the Continuing Employees.

(e)                                  Pre-existing Conditions; Coordination.  Buyer shall, and shall cause the Companies to, use commercially reasonable efforts in the plan year in which the Closing occurs, waive limitations on benefits relating to any pre-existing conditions of the Continuing Employees and their eligible spouses and dependents under any health benefit plan established in the plan year in which the Closing occurs and in which the Continuing Employees are eligible to participate, to the extent such conditions were waived or satisfied under the corresponding Employee Plan prior to the Closing.  Buyer shall, and shall cause the Companies to, use commercially reasonable efforts in the plan year in which the Closing occurs, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees in the plan year in which the Closing occurs, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the Employee Plans that are health plans in the calendar year in which the Closing Date occurs.

(f)                                   As of the Closing, the Seller Parties shall (i) cause all Canadian Continuing Employees to be fully vested in their account balances or accrued benefits under any defined contribution, defined benefit, or nonqualified deferred compensation retirement plans, and (ii) make to such plans all employer contributions that would have been made on behalf of the Canadian Continuing Employees who participate in such plans had the Transactions not occurred, regardless of any service or end of year employment requirements, but pro-rated for the portion of the plan year that ends on the Closing.  As of the Closing, the Seller Parties shall make all employer contributions that are required to be made on behalf of any Continuing Employees whose principal place of business is in the United States under the terms of any defined contribution, defined benefit or nonqualified deferred compensation retirement plan.

(g)                                  No Third Party Beneficiary. The provisions of this Section 8.01 are solely for the benefit of the Parties, and no other Person (including any Business Employee, Continuing Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 8.01 shall create such rights in any such Person.  Nothing in this Section 8.01 shall (i) be construed as an amendment to any benefit or compensation plan, program, policy or contract, (ii) limit the ability of Buyer or any of its Affiliates (including, following the Closing, any of the Companies) from amending, modifying or terminating any benefit or compensation plan, program, policy or contract at any time assumed, established, sponsored or maintained by any of them, (iii) guarantee employment or continued employment or any term or condition of employment of any Person (including any Business Employee or Continuing Employee) for any period, or (iv) restrict the right of Buyer or any of its Affiliates (including, following the Closing, any of the Companies) to terminate the employment of any Person (including any Business Employee or Continuing Employee) at any time and for any or no reason.

(h)                                 Participation in Employee Plans.  Except as otherwise specifically provided in the Agreement or the Transition Services Agreement, all Continuing Employees will cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the Employee Plans. Notwithstanding the first sentence of this Section 8.01(h), Continuing

Employees may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable Employee Plans as in effect from time to time as follows:

(i)                                     Continuing Employees may continue participation under the Employee Plans that provide health, disability, severance, worker’s compensation, life insurance or similar benefits with respect to claims incurred by the Continuing Employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, prior to the Closing, or as provided in the Transition Services Agreement; and

(j)                                    Continuing Employees shall continue participation under the Employee Plans that are pension plans with respect to vested, accrued benefits as of the Closing Date.

Section 8.02                             Cooperation and Assistance.

(a)                                 Mutual Cooperation by Seller and Buyer.  After the Closing Date, the Sellers and Buyer shall, and each shall cause their Affiliates to, cooperate with the other party and its Affiliates to provide such current information regarding the Continuing Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Sellers’ plans or Buyer plans, as applicable.

(b)                                 Claims Assistance.  At Seller Parent’s expense, Buyer shall, and shall cause its Affiliates to, permit Continuing Employees to provide such assistance to Seller and its Affiliates as may be required in respect of claims against Seller or its Affiliates, whether asserted or threatened, to the extent that, in Seller’s opinion, (i) a Continuing Employee has knowledge of relevant facts or issues, or (ii) a Continuing Employee’s assistance is reasonably necessary in respect of any such claim, subject to such assistance not interfering with the normal conduct or operation of the Business or any Company.

ARTICLE IX

TAX MATTERS

Section 9.01                             Filing of Tax Returns by Seller.

(a)                                 Seller Parent shall (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to the Companies on an affiliated, consolidated, combined or unitary basis with Seller Parent or with at least one Affiliate of Seller Parent other than one of the Companies for Tax years or periods beginning on or before the Closing Date, and (ii) timely prepare and file (or cause to be timely prepared and filed) all other Tax Returns required to be filed by the Companies with a due date (taking into account requests for extensions to file such returns) on or before the Closing Date.

(b)                                 With respect to any Tax Return prepared by Seller Parent pursuant to Section 9.01(a) such Tax Return shall, unless otherwise required by applicable Law, (i) reflect any income of the Companies for all periods through the Closing Date (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13, any excess loss account taken into income under Treasury Regulation Section 1.1502-19, and any income from the Reorganization), (ii) to the extent that such Tax Return shows a net operating loss of any of the Companies, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law, and (iii) be prepared in accordance with past practices of the Business.  With respect to any such Tax Return:  (A) completed drafts of the portion of such Tax Returns relating to a Company shall be submitted to Buyer for Buyer’s review not later than thirty (30) days before the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), (B) Buyer shall have the right, acting reasonably, to review each such portion of such Tax Returns delivered to it before the filing thereof, and (C) Seller Parent shall make any changes to such portions of such Tax Returns reasonably requested by Buyer in writing not later than ten (10) days before the due date for filing such Tax Returns.

(c)                                  With respect to each Tax Return prepared and filed by Seller Parent pursuant to Section 9.01(a), Seller Parent shall timely remit (or cause to be timely remitted) any Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns.

(d)                                 Promptly, but no later than ninety (90) days after the Closing Date (but, in any event, no later than sixty (60) days before the due date (without extensions) of the relevant Tax Return), either Party shall provide (or cause to be provided) to the other Party any information reasonably requested by such other Party relating to the Companies within its possession to facilitate the preparation and filing of the Tax Returns described in Sections 9.01(a) and 9.02(a).  In the case of any such requests by Seller Parent, Buyer shall prepare (or cause to be prepared) such information in a manner consistent with past practice of the Business.

Section 9.02                             Filing of Tax Returns by Buyer.

(a)                                 Except for the Tax Returns described in Section 9.01(a), Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of each Company.  If such Tax Returns reflect any Taxes for which indemnification may be claimed from Seller Parent pursuant to Article XII then:  (A) Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Business to the extent consistent with a “more likely than not” (or stronger) position, (B) completed drafts of such Tax Returns, and, in the case of any Tax Return for a Straddle Period, a pro forma Tax Return for the portion of the Straddle Period ending on the Closing Date, shall be submitted to Seller Parent for Seller Parent’s review not later than thirty (30) days before the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), (C) Seller Parent shall have the right, acting reasonably, to review each such Tax Return delivered to it before the filing thereof, and (D) Buyer shall make any changes to such Tax Returns reasonably requested by Seller Parent in writing not later than ten (10) days before the due date for filing such Tax Returns.  Without limiting the obligations of Seller Parent under Article XII, Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns.  Seller Parent shall reimburse Buyer for Taxes for which Seller Parent is liable pursuant to Article XII but which are payable with any Tax Return filed by Buyer pursuant to this Section 9.02(a) upon the written request from Buyer within five (5) Business Days after payment by Buyer, but in no event earlier than ten (10) days before the due date for the payment of such Taxes.

(b)                                 With respect to any income Tax Return prepared by Buyer pursuant to Section 9.02(a) that is required to be filed by or with respect to the Companies for any Tax year or period ending on or prior to the Closing Date, unless otherwise required by applicable Law and to the extent applicable to such Tax Return (i) such Tax Returns for the Companies shall reflect any income of the Companies for all periods through the Closing Date (including any income from the Reorganization), (ii)  to the extent that such Tax Return shows a net operating loss of any Companies, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law and (iii) with respect to the Tax Return for Canadian Company for the Tax year that ends as a result of the Closing of the sale and purchase of the Company Equity Interests, the Parties agree that the election referred to in subsection 256(9) of the Tax Act (and comparable provisions of applicable provincial or territorial legislation) will be made such that the tax year of the Canadian Company shall terminate immediately before the time of the Closing on the Closing Date.

(c)                                  Except as required by applicable Law or in connection with a “final determination” under Section 1313 of the Code, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit any Companies to) amend or refile any Tax Return relating in whole or in part to any Companies (or a group the parent of which is any Companies) with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.03                             Straddle Periods.  For all purposes under this Agreement, in the case of any Tax period of the Companies that includes but does not end on the Closing Date (in each case, a “Straddle Period”), the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be determined (i) in the case of Taxes that (x) are based upon or related to income or receipts, (y) imposed in connection with any sale or other transfer or assignment of property, or (z) are attributable to the ownership of any equity interest in a partnership or other “flowthrough” entity, the amount that would be payable if the taxable year (or the Tax period of the applicable entity) terminated at the end of the Closing Date and (ii) in the case of Taxes not described in the foregoing subclause (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 9.04                             Tax Proceedings.

Any pending or threatened audit, claim, demand or administrative or judicial proceeding (a “Tax Claim”)

(a)                                 that (A) relates to any taxable year or period ending on or before the Closing Date or (B) could reasonably be expected to result in any Tax Liability with respect to which Seller Parent has agreed to provide indemnification under this Agreement shall be subject to the procedural principals of Section 12.04.

Section 9.05                             Refunds.  Buyer shall pay (or cause to be paid) to Seller Parent any Tax refunds that are received by the Companies (or Buyer or any Affiliate of Buyer on its behalf), and any amounts credited against Tax to which the Companies (or Buyer or any Affiliate of Buyer) become entitled, that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date or that are for Taxes for which Seller Parent has previously indemnified Buyer (in each case, including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund or credit and any expenses of Buyer or its Affiliates in obtaining such refund or credit), excluding any refund or credit (i) attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date or (ii) taken into account in determining the Post-Closing Adjustment.  Upon Seller Parent’s reasonable request (and at Seller Parent’s expense), Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Tax period ending on or before the Closing Date, to which Seller Parent is entitled pursuant to the immediately preceding sentence.  Any payments required to be made under this Section 9.05 shall be made in immediately available funds, to an account or accounts as directed by Seller Parent, within five (5) days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Seller Parent has not otherwise agreed to provide indemnification under this Agreement.

Section 9.06                             Post-Closing Actions.  Unless otherwise required by applicable Law, Buyer shall not, and shall not permit any of its Affiliates to (a) take any action that could create a Tax Liability for which Seller Parent would be required to indemnify Buyer under this Agreement, on the Closing Date after the Closing that is outside the ordinary course of business (other than as expressly contemplated by this Agreement), or (b) except upon Seller Parent’s request pursuant to Section 9.05 or pursuant to Section 9.01(b), carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date.  Seller Parent shall not, and shall not permit any of its Affiliates to, make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.  Buyer and Seller Parent agree to report all transactions by the Buyer or the Companies occurring on the Closing Date after the Closing that are outside the ordinary course of business on Buyer’s federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

Section 9.07                             Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Seller Parent (on behalf of the Sellers) and Buyer shall each be responsible for 50 percent of any and all Transfer Taxes imposed or arising with respect to the Transactions; provided that, for the avoidance of doubt, Seller Parent shall be solely responsible for any Transfer Taxes arising with respect to the Reorganization.  The Party required by Law to file a Tax Return with respect to Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return and timely pay the amount of tax shown due thereon.  If Buyer or any of its Affiliates files any such Tax Return or otherwise pays any such Transfer Taxes, Seller Parent (on behalf of Sellers) shall promptly reimburse Buyer for 50 percent of any Transfer Taxes paid by Buyer or its Affiliates.  If Seller or any of its Affiliates files any such Tax

Return or otherwise pays any such Transfer Taxes, Buyer shall promptly reimburse Seller for 50 percent of any Transfer Taxes paid by Buyer or its Affiliates.  Buyer and Seller Parent each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 9.08                             Tax Sharing Agreements.  To the extent relating to the Companies, Seller Parent shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement) among the Companies, on the one hand, and any Seller Party or any Affiliate of any Seller Party (other than the Companies), on the other hand, and neither any Seller Party nor any Affiliate of any Seller Party, on the one hand, or the Companies, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date.

Section 9.09                             Tax Cooperation.  Without limiting the obligations set forth in Sections 6.01(a)(vi) and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies or their assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return.  The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Companies or their assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article IX.  Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.03.

Section 9.10                             Allocation.  The Canadian Company Purchase Price (as finally determined) and the Liabilities (and other relevant items for United States federal income Tax purposes) of the Canadian Company shall be allocated among the assets of the Canadian Company in a manner consistent with Section 1060 of the Code and Treasury regulations thereunder, and any analogous provisions of state or local law as appropriate (the “Allocation”).  A draft of the Allocation shall be prepared by Buyer and delivered to Seller Parent not less than one hundred and twenty (120) days following the Closing Date.  If the Seller Parent notifies Buyer in writing that the Seller Parent objects to one or more items reflected on the Allocation, Seller Parent and Buyer shall negotiate in good faith to resolve such dispute.  Neither Buyer nor Seller Parent shall unreasonably withhold its approval and consent with respect to such Allocation. Once Seller Parent and Buyer agree on the Allocation, and all disputes related to the Allocation, if any, are resolved pursuant to the foregoing sentence, Seller Parent, the Companies and Buyer shall thereafter file, update and amend all income tax forms and returns (including Internal Revenue Service Form 8594) in accordance with such Allocation (as adjusted) and shall not take any position inconsistent with such Allocation on any Tax Return, before any Taxing Authority or in any judicial proceeding, unless otherwise required by a final determination as defined in Section 1313(a) of the Code.  Buyer and Seller Parent agree that such Allocation shall be amended, as appropriate to reflect any post-Closing adjustments to the Canadian Company Purchase Price or other relevant items pursuant to this Agreement.  Any such amendment shall be made in a manner consistent with past preparation of the Allocation.  If Buyer and Seller Parent do not reach a written agreement as to the Allocation prior to the 150th day after the Closing Date or, with respect to any revision of the Allocation, within thirty (30) days, then either Buyer or Seller Parent may by notice to the other submit to the Independent Accounting Firm for resolution, in accordance with the procedural principles of Sections 3.05(c) and 3.05(d) hereof (including as to fees and expenses of the Independent Accounting Firm), of the portions of the Allocation in dispute.

Section 9.11                             Reorganization.  The Parties (i) agree that the Reorganization is intended to be treated for U.S. federal income tax purposes as follows: (A) the contribution of Investment Research to Delaware NewCo and the subsequent conversion of Investment Research to a limited liability company together (Step 2 and Step 3 of the Reorganization as depicted in Exhibit E) is intended to qualify as a reorganization described under Section 368(a)(1)(F) of the Code, and (B) the distribution of Investment Research from Delaware NewCo to Solutions Network (Step 5 of the Reorganization as depicted in Exhibit E) is intended to constitute a distribution described under Section 301 of the Code, (ii) agree that the acquisition of the Canadian Company shall be treated as an acquisition of the assets of the Canadian Company for U.S. federal income tax purposes, and (iii) shall file all U.S. federal and applicable state and local income Tax Returns in a manner consistent therewith.

Section 9.12                             Survival.  The indemnity and payment obligations set forth in this Article IX and Section 12.02(a)(iii) with respect to Taxes (and the representations contained in Section 4.14) shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations.

Section 9.13                             Certain Tax Benefits.  The Seller Parties shall be entitled to any Tax Benefit resulting from any Tax Item arising in respect of any Covered Bonus Amount on or before December 31, 2016, and Buyer acknowledges and agrees that neither Buyer nor any of its Affiliates shall claim any such Tax Item on any Tax Return for a Post-Closing Period except as otherwise provided in this Section 9.13.  Notwithstanding anything herein to the contrary, to the extent permitted by applicable Law, any Tax Item arising in respect of any Covered Bonus Amount shall be reflected on a Tax Return of the Seller Parties (and/or the Companies, as appropriate) for the last taxable period of such entity ending on or before the Closing Date.  If any Tax Item arising in respect of any Covered Bonus Amount is not permitted to be claimed on the income Tax Return of the Seller Parties (and/or the Companies, as appropriate) for the last taxable period of such entity ending on or before the Closing Date, and such Tax Item is permitted to be claimed on a Tax Return of Buyer or any of its Affiliates (including the Companies after the Closing) for a Straddle Period or a Post-Closing Period, then Buyer shall claim such Tax Item and pay to the Seller Parties the amount of any Tax Benefit actually realized by Buyer or any of its Affiliates resulting from such Tax Item, net of any expenses incurred by Buyer incurred in realizing such Tax Benefit (to the extent such expense is not already taken into account in determining such Tax Benefit).  To the extent a Tax Benefit paid to the Seller Parties is subsequently disallowed or otherwise required to be returned to the applicable Taxing Authority, the Seller Parties agree to repay such amount, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer.  For purposes of this

Section 9.13, a tax position shall be treated as “permitted” only to the extent such position is consistent with a “more likely than not” (or stronger) position.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01                      Conditions to Obligations of Seller Parties.  The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by Seller Parent, in its sole discretion to the extent permitted by applicable Law, at or before the Closing, of each of the following conditions:

(a)                                 Representations and Warranties; Covenants.  (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies that would not reasonably be expected to impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Transaction Agreements required to be performed at or prior to the Closing; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any “material” or other similar qualifier in such representations and warranties, (ii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, and (iii) Seller shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, with respect to the satisfaction of the conditions set forth in the foregoing clauses (i) and (ii).

(b)                                 No Order.  There shall be no Order pending or in existence that prohibits or materially restrains the sale of the Company Equity Interests or the consummation of the other Transactions and no Law shall have been enacted, entered, enforced or promulgated that remain in effect that prohibits or makes illegal the sale of the Company Equity Interests or the consummation of the other Transactions.

(c)                                  Buyer Transaction Agreements.  Buyer shall have executed and delivered to the Seller Parties all Buyer Transaction Agreements and the Closing deliverables set forth in Section 3.02(b).

Section 10.02                      Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Buyer, in its sole discretion to the extent permitted by applicable Law, at or before the Closing, of each of the following conditions:

(a)                                 Representations and Warranties; Covenants.  (i) (A) The representations and warranties of the Seller Parties contained in Sections 4.01 (Incorporation and Qualification of the Companies), 4.02 (Capital Structure of the Companies), 4.03 (Incorporation and Authority of the Seller Parties; Enforceability), and 4.16 (Brokers), shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); (B) the representations and warranties of the Seller Parties contained in Section 4.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing as if made on the Closing Date, and (C) the other representations and warranties of the Seller Parties contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (C), no effect shall be given to any “material”, “Material Adverse Effect” or other similar qualifier in such representations and warranties; (ii) the covenants contained in this Agreement required to be complied with by the Seller Parties on or before the Closing shall have been complied with in all material respects, and (iii) Buyer shall have received a certificate signed by an authorized officer of the Seller Parties, dated the Closing Date, with respect to the satisfaction of the conditions set forth in the foregoing clauses (i) and (ii).

(b)                                 No Order.  There shall be no Order pending or in existence that prohibits or materially restrains the sale of the Company Equity Interests or the consummation of the other Transactions and no Law shall have been enacted, entered, enforced or promulgated that remain in effect that prohibits or makes illegal the sale of the Company Equity Interests or the consummation of the other Transactions.

(c)                                  Seller Transaction Agreements.  The Seller Parties shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements and the Closing deliverables set forth in Section 3.02(a).

(d)                                 Reorganization.  The Reorganization shall have been completed in accordance with the terms hereof (including the description thereof set forth in Exhibit E hereto) and the Seller Parties shall have delivered, or caused to be executed and delivered, to Buyer one or more bills of sale or such other good and sufficient instruments or evidence of transfer and conveyance as are reasonable necessary to evidence the consummation of the Reorganization in accordance with the terms hereof.

ARTICLE XI

TERMINATION

Section 11.01                      Termination.  This Agreement may only be terminated before the Closing:

(a)                                 by the mutual written consent of each of Seller Parent and Buyer;

(b)                                 by Seller Parent, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that individually or in the aggregate with all other such breaches or failures to comply would, if occurring or continuing on the Closing Date, cause any Closing Condition set forth in

Section 10.01(a) not to be satisfied, and such breach is not cured within thirty (30) days following written notice to Buyer or is incapable of being cured by the Outside Date; provided, however, that the Seller Parent may not terminate this Agreement pursuant to this Section 11.01(b) if any of the Seller Parties are then in material breach of this Agreement;

(c)                                  by Buyer, if any of the Seller Parties shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to any such Seller Party that individually or in the aggregate with all other such breaches or failures to comply would, if occurring or continuing on the Closing Date, cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and such breach is not cured within thirty (30) days following written notice to the Seller Parent or is incapable of being cured by the Outside Date; provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 11.01(c) if Buyer is then in material breach of this Agreement;

(d)                                 by either Seller Parent or Buyer if the Closing shall not have occurred by March 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to a Party whose failure to take any action required under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date; or

(e)                                  by either Seller Parent or Buyer in the event of the issuance of a final, nonappealable Order permanently restraining or prohibiting the consummation of the Transactions; provided, that the Party seeking termination pursuant to this Section 11.01(e) has not failed to comply with its obligations pursuant to Section 6.04, which such failure shall have been the cause of, or shall have resulted in, such issuance, Order or denial, and is otherwise not then in material breach of this Agreement).

Section 11.02                      Notice of Termination.  A Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Parties.

Section 11.03                      Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (a) Section 6.03, (b) Section 6.09(e), (c) Section 11.01 and this Section 11.03 and (d) Article XIII.  Nothing in this Section 11.03 shall be deemed to release any Party from any Liability for Fraud on behalf of it and/or its Affiliates or Representatives or any pre-termination breach by such Party of any covenant of this Agreement or impair the right of any party to compel specific performance by any other party of its post-termination obligations, if any, under this Agreement; provided, however, except in the event of Fraud, that, if this Agreement is validly terminated pursuant to this Article XI, no Party shall have any remedy or right to recover for any Liabilities resulting from any such breach unless such breach was a knowing and intentional breach on the part of the breaching party; provided, further, that a failure of Buyer to consummate the Transactions in breach or violation of this Agreement shall be deemed to be a knowing and intentional breach or violation, whether or not Buyer had sufficient funds available.  Notwithstanding anything to the contrary in the Agreement or any other Transaction Agreement, prior to the Closing and the consummation of the Transactions contemplated to occur at the Closing (after which time, for the avoidance of doubt, Article IX and Article XII shall control with respect to the Liability of the Parties), and without limiting the rights of the Seller Parties in Section 13.14 or their rights to cause Buyer to specifically enforce the Equity Commitment Letter, in no event shall the aggregate Liability of Buyer in respect of any or all breaches of this Agreement, the Equity Commitment Letter or the Limited Guaranty exceed the Maximum Amount (as defined in the Limited Guarantee).  Each Seller Party acknowledges that the limitations contained in this Section 11.03 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the Buyer would not enter this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.01                      Survival.  The representations and warranties of the Seller Parties and Buyer contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement shall survive in full force and effect until the first anniversary of the Closing Date, at which time they shall terminate and no new claims shall be made for indemnification under Sections 12.02 or 12.03 thereafter; provided, however, that, the representations and warranties referenced or otherwise set forth in Section 1.01(d) of the Seller Disclosure Letter, to the extent relating to, or necessary to give effect to the claims provided for as, Special Indemnity Matters, as applicable and in each case, shall survive in full force and effect and claims may be made until the time periods set forth in Section 12.01(a) of the Seller Disclosure Letter, at which time they shall terminate (and no new claims shall be made for indemnification under Sections 12.02 or 12.03 thereafter); provided, further, that the Seller Fundamental Representations (except for the representations and warranties made in Section 4.17 (Sufficiency of Assets; Title) and the Buyer Fundamental Representations shall survive in full force and effect until the fifth (5th) anniversary of the Closing Date, at which time they shall terminate (and no new claims shall be made for indemnification under Sections 12.02 or 12.03 thereafter); provided, further, that, the representations and warranties made in Section 4.14 (Taxes), shall survive the Closing until the thirtieth (30th) day after expiration of the applicable statute of limitations; it being understood that in the event notice of any claim for indemnification under Sections 12.02 or 12.03 shall have been given within the applicable survival period set forth in this Section 12.01, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.  The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Closing (including Article XIII) shall survive the Closing until performed in accordance with their terms, and the covenants and agreements of the parties contained herein that by their terms are to be performed at or prior to the Closing Date shall survive in full force and effect until the first anniversary of the Closing Date; it being understood that in the event notice of any claim for indemnification under Sections 12.02 or 12.03 shall have been given within the applicable survival period set forth in this Section 12.01, the agreements and covenants that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. Notwithstanding the foregoing, nothing contained herein shall be applicable to any actual fraud (including common law fraud) in connection with entering into this Agreement or any other Transaction Agreement or consummating the Transactions (“Fraud”), which may be made at any time notwithstanding the fact that the survival of any representation, warranty, covenant or agreement relating thereto may have already expired pursuant to the terms of this Section 12.01.

Section 12.02                      Indemnification by Seller Parent.

(a)                                 From and after the Closing, on the terms and subject to the conditions of this Agreement, Seller Parent shall indemnify, defend and hold harmless Buyer and its Affiliates, each of their respective members, equityholders, directors, officers, employees, agents and Representatives, and each successor and permissible assign of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and reimburse or pay to any Buyer Indemnified Party for all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)                                     the breach or inaccuracy of any representations or warranties made by the Seller Parties in this Agreement or in any certificate delivered in connection herewith;

(ii)                                  any breach or failure by any of the Seller Parties to perform any of its covenants or agreements contained in this Agreement;

(iii)                               (A) any Taxes imposed as a result of the Companies being a member of any Affiliated Group at any time on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) (or under any similar provision of Law), (B) any Taxes of the Companies for taxable years or periods ending on or before the Closing Date, (C) in the case of any Straddle Period, any Taxes of the Companies for the portion of such Straddle Period ending on and including the Closing Date, (D) any Taxes arising from or relating to the Reorganization, (E) 50 percent of any and all Transfer Taxes imposed or arising with respect to the Transactions (and, for the avoidance of doubt, 100 percent of any and all Transfer Taxes imposed or arising with respect to the Reorganization) and (F) any Taxes of any Person imposed on any Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing;

(iv)                              any Excluded Liabilities; or

(v)                                 the Special Indemnity Matters.

(b)                                 Notwithstanding anything in this Agreement to the contrary:

(i)                                     Seller Parent shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 12.02(a)(i) (other than with respect to Fraud, the Seller Fundamental Representations, and/or the representations and warranties made in Section 4.14 (Taxes)) or, solely with respect to the limitations set forth in Section 12.02(b)(i)(A), any Losses pursuant to Section 12.02(a)(v) (other than with respect to Fraud) in respect of the matters described in items 1 and 3 of Section 1.01(d) of the Seller Disclosure Schedule:

(A)                               with respect to any claim unless such claim (together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of $50,000 (the “Threshold”); provided, however, (1) once the Threshold is exceeded in respect of any such claim or series of claims resulting from the same facts and circumstances, the full amount of all Losses relating to such claim or series of claims shall be, subject to the other limitations set forth in this Article XII, indemnifiable and (2) whether or not the Threshold is exceeded, all Losses in respect of such claim (or series of claims) shall be taken into account for purposes of calculating the aggregate amount of Buyer Indemnified Parties’ Losses and the Deductible Amount described in Section 12.02(b)(i)(B); and

(B)                               until the aggregate amount of Buyer Indemnified Parties’ Losses exceeds $1,250,000 (the “Deductible Amount”), after which Seller Parent shall only be obligated for such aggregate Losses of Buyer Indemnified Parties in excess of the Deductible Amount;

(ii)                                  the cumulative indemnification obligation of Seller Parent under Section 12.02(a)(i) (other than with respect to Fraud, the Seller Fundamental Representations and/or the representations and warranties in Section 4.14 (Taxes)) shall in no event exceed $12,000,000 (the “Cap”);

(iii)                               the cumulative indemnification obligation of Seller Parent under Article XII (other than with respect to Fraud, Section 12.02(a)(iii) and/or Section 12.02(a)(iv)) shall in no event exceed the Purchase Price;

(iv)                              Seller Parent shall not be required to indemnify or hold harmless any Buyer Indemnified Party for any Liability or Loss to the extent reflected on the Final Settlement Statement; and

(v)                                 The Buyer Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes result from transactions or actions taken by Buyer or any of its Affiliates on the Closing Date after the Closing that are outside the ordinary course of business and not specifically contemplated by this Agreement.

Section 12.03                      Indemnification by Buyer.

(a)                                 From and after the Closing, on the terms and subject to the conditions of this Agreement, Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates, each of their respective members, equityholders, directors, officers, employees, agents and Representatives, and each successor and permissible assign of any of the foregoing (collectively, the “Seller Indemnified Parties”) against, and reimburse or pay to any Seller Indemnified Party, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)                                     the breach or inaccuracy of any representations or warranties made by Buyer in this Agreement as of the Closing Date or in any certificate delivered in connection herewith;

(ii)                                  any breach or failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(iii)                               50 percent of any and all Transfer Taxes imposed or arising with respect to the Transactions (for the avoidance of doubt, other than Transfer Taxes imposed or arising with respect to the Reorganization); or

(iv)                              subject to the Seller Parties and their Affiliate compliance with the first sentence of Section 4.17 and its obligations under Section 6.08, any Assumed Liabilities.

(b)                                 Notwithstanding anything in this Agreement to the contrary:

(i)                                     Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse, any Seller Indemnified Party for, any Losses pursuant to Section 12.03(a)(i) (other than with respect to Fraud or the Buyer Fundamental Representations):

(A)                               with respect to any claim unless such claim (together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of the Threshold; provided, however, (1) once the Threshold is exceeded in respect of any such claim or series of claims resulting from the same facts and circumstances, the full amount of all Losses relating to such claim or series of claims shall be, subject to the other limitations set forth in this Article XII, indemnifiable and (2) whether or not the Threshold is exceeded, all Losses in respect of such claim (or series of claims) taken into account for purposes of calculating the aggregate amount of Seller Indemnified Parties’ Losses and the Deductible Amount described in Section 12.03(b)(i)(B); and

(B)                               until the aggregate amount of Seller Indemnified Parties’ Losses exceeds the Deductible Amount, after which Buyer shall only be obligated for such aggregate Losses of Seller Indemnified Parties in excess of the Deductible Amount;

(ii)                                  the cumulative indemnification obligation of Buyer under Section 12.03(a)(i) (other than with respect to Fraud and the Buyer Fundamental Representations) shall in no event exceed the Cap; and

(iii)                               the cumulative indemnification obligation of Buyer under Article XII (other than with respect to Fraud shall in no event exceed the Purchase Price).

Section 12.04                      Notification of Claims.

(a)                                 Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing, after receiving written notice, or otherwise becoming actually aware, of any Losses or any pending or threatened claim, demand, Action or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, Action or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from (or otherwise affect) any of its obligations under this Article XII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood and agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered at or before the expiration of any applicable survival period, if any, specified in Section 12.01 for such representation, warranty, covenant or agreement.

(b)                                 Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 12.04(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume (at its sole cost and expense) the defense and control of any Third Party Claim by delivering written notice to the applicable Indemnified Parties in a timely manner (and in no event more than thirty (30) days after receipt of such notice) and, if the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that, notwithstanding the foregoing, no Indemnifying Party shall be entitled to assume or control the investigation, defense or prosecution of such Third Party Claim if (i) substantially all of the Losses associated with such Third Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article XII in light of the limitations contained herein), (ii) at the time of assumption and thereafter, the Indemnifying Party fails to demonstrate its ability to conduct the investigation, defense or prosecution of such Third Party Claim actively and diligently, (iii) such claim seeks and has a more than remote likelihood of obtaining any material non-monetary, equitable or injunctive relief or involves any violation of criminal Law asserted by a Government Authority, (iv) the Indemnifying Party is also a party to such Third Party Claim and joint representation would be inappropriate due to conflict of interest or because the Indemnified Party has claims or defenses that are available to the Indemnified Party and unavailable to the Indemnifying Party.  If the Indemnifying Party shall undertake to defend any such Third-Party Claim, it shall (i) indemnify and advance fees and expenses of the Indemnified Party and keep the Indemnified Party indemnified, on demand against any and all Losses suffered or incurred by the Indemnified Party as a result of such election and (ii) timely notify the Indemnified Party of its intention to do so in accordance with this Section 12.04(b).  The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the diligent defense or, to the extent permitted hereunder, settlement of such Third Party Claim.

(c)                                  The Seller Parties or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate fully with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall not be authorized to settle, compromise or discharge, or consent to a settlement of, or the entry of any judgment arising from or with respect to, any Third Party Claim without the consent of any Indemnified Party, unless the terms of such settlement, compromise, discharge or judgment, as applicable, (i) do not impose injunctive or other equitable relief against any Indemnified Party and consists solely of monetary damages for which the Indemnified Parties are entitled to full indemnification under this Agreement as Losses arising from such Third Party Claim and for which the Indemnifying Party agrees in writing to pay (and pays) all Losses and other amounts arising out of such settlement, judgment, compromise or discharge concurrently with the effectiveness of such settlement, judgment, compromise, or discharge, (ii) do not impose on any Indemnified Party or its Affiliates any continuing obligation regarding the Third Party Claim, (iii) include, as a condition thereto, a complete, unconditional and irrevocable release of the Indemnified Parties and their respective Affiliates from all Liability with respect to such claim given by each claimant or plaintiff to such claim, and (iv) do not contain a finding or admission of any wrongdoing or violation of applicable Law or violation or acknowledgment of any rights of any Person by any Indemnified Party).  Except as provided in the preceding sentence, no Party or its Affiliates shall settle or consent to the entry of any judgment without the prior approval of the Seller Parent and the Buyer. Unless and until the Indemnifying Party assumes (and actually conducts)the defense of any such Third Party Claim in accordance with the terms hereof, the Indemnified Party may defend against such Third Party Claim in any manner the Indemnified Party reasonably deems appropriate at the cost and expense of the Indemnifying Party, subject to any limitations set forth in this Article XII regarding the Indemnifying Party’s obligations in respect of Losses, settlements, judgments, compromises or discharges.

Section 12.05                      Exclusive Remedies.  Except (a) as otherwise expressly set forth in this Agreement, including Section 3.05 and Article IX, (b) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, or (c) in the case of Fraud, from and after the Closing the provisions of this Article XII shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, and any of their Affiliates, representatives and agents, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or the Seller Parties, respectively, or any breach or failure by Buyer or the Seller Parties, respectively, to perform or comply with any covenant or agreement set forth herein.  Without limiting the generality of the foregoing, except in the event of Fraud, from and after the Closing the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 12.06                      Additional Indemnification Provisions.

(a)                                 With respect to each indemnification payment or advancement obligation contained in this Agreement:  (i) all Losses shall be calculated net of any amounts actually received by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss; (ii) without duplication of Section 12.02(b)(iv) or the following clause (iii), all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter reflected on the Final Settlement Statement; (iii) without duplication of Section 12.02(b)(iv) or the preceding clause (ii), Seller Parent shall not be liable for any Losses to the extent that such Losses suffered by any Buyer Indemnified Party were properly taken into account in the calculation of the Closing Amount as reflected on the Final Settlement Statement and (iv) in no event shall any Indemnified Party be (A) deprived of its right to rely upon or (B) precluded from any indemnification against or payment or advancement of, any Losses arising out of a breach or inaccuracy of any representation and warranty or covenant or agreement of any Party made to or for the benefit of such Indemnified Party (and no such indemnity, advancement, representation, warranty, covenant or agreement shall be deemed waived) due to any knowledge (constructive or otherwise) of, or investigation or other examination made by or on behalf of, such Indemnified Party (or any of its Affiliates or Representatives) or by reason of the fact that such party or any of its Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such Party’s waiver of any condition set forth in Article X; and (iv) for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty, or the amount of any Loss related to any such breach or inaccuracy, for purposes of Section 12.02(a)(i) or Section 12.03(a)(i), the representations and warranties set forth in this Agreement (other than the representations and warranties set forth in Section 4.06(a) (Financial Statements), Section 4.07(b) (No Material Adverse Effect), Section 4.13(a) (Employment and Employee Benefit Matters), Section 4.19 (Insurance) and the definition of “Material Lien” shall be considered without giving effect to any materiality (including the terms “material”, “Material Adverse Effect” or similar term) limitation or qualification.

(b)                                 If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, from and after Closing, Buyer and its Affiliates (including the Business and the Companies) shall have no Liability to the Seller Parties or their Affiliates in respect of, and none of the Seller Parties and its Affiliates shall have (and the Seller Parties (on behalf of itself and, to the maximum extent permitted by Law, their Affiliates), hereby irrevocably and unconditionally releases, waives and agrees not to assert) any right (whether at Law or in equity, based in contract, contribution, tort or otherwise) against, or recourse to, Buyer or its Affiliates, the Business, the Companies, or their respective assets (including the Acquired Assets) in respect of, any breach of any provision of this Agreement or any Transaction Agreement resulting from any act or omission taken by any Company, the Business or any Representative thereof (unless undertaken at the request of Buyer), or by the Seller Parties or any of their Affiliates in respect of the Business, the Companies or their respective assets (including the Acquired Assets), in each case, occurring at or prior to the Closing.

(d)                                 Subject to Section 12.06(a)(i), the provisions of this Article XII are in addition to, and not in substitution of, any other rights to indemnification or contribution that any such Person may have from any Person that is not an Affiliate of ITG Parent, whether by contract or otherwise.

Section 12.07                      Mitigation.  Each Party shall, and shall cause its applicable Affiliates (including the Companies) and Representatives to, use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

Section 12.08                      Limitation on Liability.  Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall any Party have any Liability under any Transaction Agreement (including under this Article XII) for any special or punitive damages; provided, however, that the limitations set forth in this sentence shall not apply to any damages to the extent awarded by a court of competent jurisdiction in connection with a third party claim or any claim of Fraud.

Section 12.09                      Tax Treatment of Indemnity Payments.  Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all Parties as an adjustment to the final Purchase Price, in accordance with Section 3.01, for all Tax purposes, and the Parties shall file their Tax Returns accordingly.

Section 12.10                      Manner of Payment.  All payments due and owing by any Indemnifying Party to an Indemnified Party pursuant to this Article XII pursuant to either (i) mutual agreement of the Indemnifying Party, on the one hand, or the applicable Indemnified Party, on the other hand or (ii) a final non-appealable judgment (as may be rendered by a court of competent jurisdiction) shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account or account(s) designated in writing by the applicable Indemnified Party within five (5) business days after the determination thereof.

ARTICLE XIII

MISCELLANEOUS

Section 13.01                      Rules of Construction.  The following rules of construction shall govern the interpretation of this Agreement:

(a)                                 references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; references to any contract, statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such contract, statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any (i) contract, include all exhibits, schedules and annexes thereto and (ii) statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)                                 an item arising with respect to a specific representation or warranty shall be “reflected on” or “set forth in” a balance sheet or financial statements to the extent (i) there is a readily identifiable (including by reference to any underlying works papers or applicable books and records) reserve or accrual underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth in the face of the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c)                                  when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d)                                 whenever the context requires, words in the singular shall be held to include the plural and vice versa, words of one gender shall be held to include the other gender as the context requires and pronouns and any variations thereof refer to the masculine, feminine, neuter, singular or plural;

(e)                                  (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the meaning or interpretation, or be utilized in construing or interpreting, this Agreement; (ii) references to the terms “Article”, “Section”, “subsection”, “subclause”, “clause”, “Schedule” and “Exhibit” are references to the specified Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified and (iii) the term “made available” means that the applicable document or other information was (A) provided by one Party or its representatives to the other Party and its representatives through physical or electronic delivery prior to the date hereof, or (B) included in the Seller Parties’ virtual data room prior to the date hereof;

(f)                                   (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the terms “include”, “includes”, “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified; (iii) the term “any” means “any and all”; and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g)                                  (i) references to “days” means calendar days unless Business Days are expressly specified; (ii) references to “written” or “in writing” include in electronic form; and (iii) references to “$” mean U.S. dollars;

(h)                                 if it becomes necessary to convert any currency into any other currency, the conversion shall be made in accordance with the exchange rate quoted in the Wall Street Journal as of the close as of 11:59 pm on the date immediately preceding the Closing Date;

(i)                                     references to any Person includes (i) such Person’s successors and permitted assigns and (ii) a Government Authority (as applicable);

(j)                                    references to “contracts” means any contract, agreement and/or arrangement;

(k)                                 whenever this Agreement requires Seller Parent to take any action and/or perform any obligation, such requirement shall be deemed to involve an undertaking on the part of Seller Parent to take such action or perform such obligation directly or to cause Seller Parent to take such action or perform such obligation;

(l)                                     “ordinary course of business” shall mean, with respect to any Person, the ordinary course of business of such Person, consistent with past practice; and

(m)          each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.

Section 13.02       Expenses.  Except as otherwise specified in the Transaction Agreements, each Party shall pay its and its Affiliates’ own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transactions and the Transaction Agreements, irrespective of when incurred, whether or not the Closing occurs; provided, however, that notwithstanding anything to the contrary in any Transaction Agreement, (a) Seller Parent shall pay all Unpaid Transaction Expenses and (b) if the Closing occurs, the Companies will pay all such costs and expenses of Buyer and its Affiliates.

Section 13.03       Notices.  All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 13.03), (c) one Business Day after deposit with overnight courier service or (d) when delivered by registered or certified mail (return receipt requested) or by a national courier service, in each case to the addresses and attention parties indicated below (or such other address e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to any of the Seller Parties, to:	Investment Technology Group, Inc. One Liberty Plaza 165 Broadway New York, New York 10006 Attention: General Counsel E-mail: legalnotices@itg.com

with a copy (which will not constitute notice) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Nicholas G. Demmo Email: NGDemmo@wlrk.com

If to Buyer, to:	Kratos U.S., Inc. Kratos Energy Research Canada Inc. c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017 Attention: General Counsel Email: notices@warburgpincus.com

with a copy (which will not constitute notice) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
	Attention:	Eunu Chun
Jai Agrawal
Joshua Soszynski
	Email:	eunu.chun@kirkland.com
jagrawal@kirkland.com
jsoszynski@kirkland.com

Section 13.04       Public Announcements.  No Party nor any Affiliate or Representative of any Party shall issue or cause the publication of any press release or public announcement or statement or otherwise communicate with any news media or Person in respect of the Transaction Agreements or the Transactions without first consulting with and obtaining the prior written consent of the other Party (which consent (other than with respect to matters directly or indirectly related to price) shall not be unreasonably withheld or delayed), except to the extent that such Party is required, based on advice of counsel, by applicable Law or by applicable rules of any national stock exchange on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will, unless prohibited by applicable Law, (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement or statement in advance of such disclosure and consider in good faith any comments with respect thereto). Notwithstanding the foregoing, any Party may (i) make internal announcements to its employees (other than with respect to price) that are consistent with such Party’s prior disclosures regarding the Transaction Agreements or the Transaction previously made in accordance with this Section 13.04, (ii) provide ordinary course communications for financial reporting purposes to the extent required by applicable Law and (iii) regarding this Agreement and the Transactions to existing (or, in the case of Buyer and its Affiliates, prospective) equity holders (including, in the case of Buyer and its Affiliates, general and limited partners and members), directors (or equivalent) and investors of any Affiliates of such Person, in each case, in connection with fund raising, marketing information or reporting activities of the kind customarily provided with respect to investments of this kind, but in each case the disclosing Person shall instruct the recipient of such information to treat such information as strictly confidential.

Section 13.05       Severability.  If any term or provision hereof is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions hereof shall not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06       Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Parties; provided, however, that (a) any Party may assign (whether by operation of Law or otherwise) this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates (for so long as such Persons remain Affiliates) upon prior written notice to the other Parties, and (b) Buyer may assign its rights under this Agreement to (i) its sources of financing as collateral security or (ii) in connection with any disposition or transfer of all or substantially all of the assets or capital stock of the Companies in any form of transaction; provided, further, that no such assignment shall release any Party from any Liability under this Agreement.

Section 13.07       No Third-Party Beneficiaries.  This Agreement and the other Transaction Agreements are for the sole benefit of the parties hereto and thereto and their respective successors and permitted assigns, and, except with respect to Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article XII, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any party.

Section 13.08       Entire Agreement.  This Agreement (including the Seller Disclosure Letter) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 13.09       Amendments.  The Transaction Agreements (including all exhibits and schedules thereto) may only be amended, restated supplemented or otherwise modified by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement.  No Consent from any Indemnified Party under Article XII (in each case other than the Parties) shall be required to amend this Agreement.

Section 13.10       Waiver.  At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such waiver shall be in a written instrument duly executed by the waiving Party.  No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11       Governing Law.  The Transaction Agreements, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation thereof or the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of New York to be applied.

Section 13.12       Dispute Resolution; Consent to Jurisdiction.

(a)           Any Transaction Dispute shall exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Supreme Court of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)            submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute (other than for recognition and enforcement of any judgment resulting from any Transaction Dispute) and agrees that all claims in respect of any Transaction Dispute (other than any or recognition or enforcement Action) shall be exclusively heard and determined in such courts;

(ii)           agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)          agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b)           The foregoing consent to jurisdiction shall not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 13.13       Waiver of Jury Trial.  To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.  Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements.  Each Party may file an original counterpart or a copy of this Section 13.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 13.14       Remedies; Specific Performance.

(a)           Except to the extent set forth otherwise in this Agreement (including in Section 12.05), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)           Each Party agrees that irreparable damage may occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case (i) without the requirement of posting any bond or other indemnity, and (ii) in addition to any other remedy to which it may be entitled, at law or in equity.  Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

Section 13.15       Interest.  If any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate.  All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty-five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 13.16       Disclosure Letters and Exhibits.  The Seller Disclosure Letter, Buyer Disclosure Letter, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any capitalized terms used in any Exhibit or Schedule or in the Seller Disclosure Letter or Buyer Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.  The representations and warranties of the Seller Parties or Buyer set forth in this Agreement are made and given subject to the disclosures contained in the correspondingly numbered section or clause of the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, and neither the Seller Parties nor any of their Affiliates, nor Buyer nor any of its Affiliates, as applicable, shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable.    Inclusion of information in the Seller Disclosure Letter shall not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business.  Each Section or clause of the Seller Disclosure Letter or Buyer Disclosure Letter (other than any section or clause intended to in any manner qualify any of the Seller

Fundamental Representations or the representations and warranties in Section 4.07(b), Section 4.09(b), Section 4.14 and Section 4.17) shall be deemed to incorporate by reference all information disclosed in any other Section or clause of the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, to the extent it is reasonably apparent based on the text of such disclosure that the disclosure in such other Section or clause of the Seller Disclosure Letter or Buyer Disclosure Letter is applicable to such Section or clause of the Seller Disclosure Letter or Buyer Disclosure Letter.  The Seller Parties and Buyer expressly do not waive any attorney-client privilege associated with information disclosed in the Seller Disclosure Letter or Buyer Disclosure Letter, as applicable, or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

Section 13.17       Counterparts.  Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 13.18       Non-Recourse.  Other than with respect to Retained Claims, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no financing source of the Buyer or any past, present or future director, officer, stockholder, employee, incorporator, member, partner, stockholder, Affiliate, representative, agent or attorney of any Party to this Agreement, shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any Party under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the Transactions, except for claims that the Seller Parties may assert: (i) against any Person that is party to, and solely pursuant to the terms of, confidentiality agreements with Seller Parent; (ii) against the parties to the Limited Guarantee (and their legal successors and assigns of their obligations thereunder) under, in accordance with and subject to the terms of, the Limited Guarantee; (iii) against Buyer to cause Buyer to obtain specific performance against Investor under the Equity Commitment Letter to fund Investor’s commitment thereunder in accordance with and subject to the terms thereof and Section 13.14; and (iv) against the Buyer in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

Section 13.19       Section Privilege.  Notwithstanding anything to the contrary in this Agreement, the parties hereto further acknowledge and agree that the Seller Parties and their Affiliates (other than the Companies) shall retain all rights and interests in and under (A) all attorney-client privilege and attorney work-product protection of the Seller Parties, the Companies and their respective Affiliates or associated with the Business as a result of legal counsel representing the Seller Parties, the Companies or their respective Affiliates or the Business in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (B) all documents and records subject to the attorney-client privilege or work-product protection described in the foregoing clause (A) above and (C) all documents and records maintained by the Seller Parties, the Companies or their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.  Buyer hereby waives, on its own behalf and agrees to cause its Affiliates (including, after the Closing, the Companies) to waive, any conflicts that may arise in connection with such legal counsel representing the Seller Parties or its Affiliates after the Closing as such representation may relate to the transactions contemplated by this Agreement or the Transaction Agreements.

[Signature page follows]

IN WITNESS WHEREOF, the Seller Parties and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti
Title: Chief Financial Officer

ITG GLOBAL TRAINING INCORPORATED

By:	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti
Title: Treasurer

ITG SOLUTIONS NETWORK, INC.

By:	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti
Title: Treasurer

ITG INVESTMENT RESEARCH, INC.

By:	/s/ Joseph Napoli
Name: Joseph Napoli
Title: Vice President

KRATOS ENERGY RESEARCH CANADA INC.

By:	/s/ Cary J. Davis
Name: Cary J. Davis
Title: Authorized Signatory

KRATOS U.S., INC.

By:	/s/ Cary J. Davis
Name: Cary J. Davis
Title: President